UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No. 1)

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☐  Soliciting Material Pursuant to § 240.14a-12

EMAGEON INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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PRELIMINARY COPY — SUBJECT TO COMPLETION

1200 Corporate Drive
Suite 200
Birmingham, Alabama 35242

          , 2008

Dear Fellow Stockholder:

I cordially invite you to attend Emageon’s 2008 Annual Meeting of Stockholders, which will be held at our offices in Birmingham, Alabama, at 11:00 a.m. Central Daylight Time on Monday, June 23, 2008. The formal meeting notice and proxy statement are enclosed.

At this year’s Annual Meeting, stockholders will be asked to elect three directors, to ratify the appointment of Ernst & Young LLP to serve as Emageon’s independent registered public accounting firm for the year ending December 31, 2008, and to transact any other business that may properly come before the meeting.

This year’s Annual Meeting is a particularly important one and YOUR vote is extremely important.

As you may be aware, earlier this year Davenport Partners, L.P. notified us of its intent to nominate three candidates for election to our Board of Directors at the Annual Meeting. Davenport Partners is part of a group of New York-based hedge funds controlled by Oliver Press Partners, LLC and its principals, Augustus K. Oliver and Clifford Press. On May 9, 2008, these funds filed a proxy statement with the Securities and Exchange Commission pursuant to which they intend to solicit proxies for their nominees in opposition to the three nominees that our Board and Governance Committee have selected.

Our Board of Directors unanimously recommends that you vote FOR the Board’s three nominees using the enclosed WHITE proxy card. We strongly urge you NOT to sign or return any proxy card that Oliver Press Partners or its affiliates may send to you. Even if you have previously signed and returned a proxy card sent to you by Oliver Press Partners, you can revoke it by signing, dating and returning the enclosed WHITE proxy card in accordance with the instructions in the enclosed proxy statement.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. We urge you to vote promptly by mailing a completed WHITE proxy card in the enclosed postage-paid envelope. Timely voting by any of these methods will ensure your representation at the Annual Meeting.

We look forward to seeing you June 23.

Sincerely,

Charles A. Jett, Jr.
Chairman of the Board, President and
Chief Executive Officer

PRELIMINARY COPY — SUBJECT TO COMPLETION

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 23, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Emageon Inc., a Delaware corporation (the “Company”), will be held at the principal office of the Company at 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242, at 11:00 A.M., CDT, Monday, June 23, 2008, for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

1. To elect three directors to serve on our Board of Directors until the expiration of their terms and/or until their successors are duly elected and qualified. The nominees for election are Arthur P. Beattie, Fred C. Goad, Jr. and Charles A. Jett, Jr.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Only stockholders of record at the close of business on April 24, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

Our Board of Directors unanimously recommends that you vote FOR the Board’s three director nominees using the enclosed WHITE proxy card.

Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Annual Meeting. If you are a holder of record, you can vote your shares by completing and returning the enclosed WHITE proxy card. If your shares are held in “street name” (that is, your shares are held in the name of a brokerage firm, bank, or other nominee), you should receive from that institution, in lieu of a WHITE proxy card, an instruction form for voting by mail, and you may also be eligible to vote your shares electronically. Your shares may also be voted in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

John W. Wilhoite
Corporate Secretary

Birmingham, Alabama
          , 2008

PRELIMINARY COPY — SUBJECT TO COMPLETION

EMAGEON INC.

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
JUNE 23, 2008

INFORMATION ABOUT THE ANNUAL MEETING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Emageon Inc., a Delaware corporation (the “Company”), for use at the Company’s 2008 Annual Meeting of Stockholders to be held Monday, June 23, 2008 (the “Annual Meeting”), and at any adjournment(s) or postponement(s) thereof. The Annual Meeting will be held at 11:00 a.m. Central Daylight Time, at the principal office of the Company at 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242. This Proxy Statement, the enclosed form of proxy, and the attached Notice of the Annual Meeting will be mailed, or made available electronically for stockholders who have elected to access these materials over the Internet, on or about          , 2008, to all stockholders entitled to vote at the Annual Meeting.

On February 14, 2008, Davenport Partners, L.P. gave the Company written notice of its intent to nominate three candidates for election to the Board of Directors at the Annual Meeting. Davenport Partners is part of a group of New York-based hedge funds controlled by Oliver Press Partners, LLC and its principals, Augustus K. Oliver and Clifford Press. On May 9, 2008, these funds filed a proxy statement with the Securities and Exchange Commission pursuant to which they intend to solicit proxies for these nominees in opposition to the three nominees that your Board and Governance Committee have selected.

Your Board of Directors has not approved or endorsed the nominees of Oliver Press Partners and strongly urges you NOT to sign or return any proxy card that Oliver Press Partners or its affiliates may send to you. Your Board of Directors unanimously recommends that you vote FOR the Board’s three nominees, Arthur P. Beattie, Fred C. Goad, Jr. and Charles A. Jett, Jr., using the enclosed WHITE proxy card.

Questions and Answers

Q:	Who is entitled to vote at the Annual Meeting?

A:	The close of business on April 24, 2008 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of such record date, there were 21,466,391 shares of the Company’s common stock outstanding, each of which is entitled to one vote on the matters to be presented at the Annual Meeting.

Q:	What am I voting on?

A:	Proposals 1 and 2, as further described in this Proxy Statement, will be presented at the Annual Meeting by management. The Company is not aware of any other matters to be presented at the Annual Meeting.

Q:	How does the Board recommend that I vote?

A:	The Board of Directors unanimously recommends a vote FOR the election of Arthur P. Beattie, Fred C. Goad, Jr. and Charles A. Jett, Jr., and FOR the ratification of the appointment of Ernst & Young to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Q:	How do I vote?

A:	If you are a holder of record, you can vote your shares by completing and returning the enclosed WHITE proxy card. You can also vote your shares in person by attending the Annual Meeting and submitting a ballot.

If your shares are held by your broker, bank or other nominee, often referred to as in “street name,” you will receive a form from your broker, bank or nominee seeking instructions as to how your shares should be voted. Your broker, bank or nominee may offer you different methods of voting, such as by telephone or Internet. If your shares are held in “street name,” you must get a legal proxy from your broker or bank in order to attend the Annual Meeting and vote.

Q:	How does the enclosed WHITE proxy card work?

A:	With regard to Proposal 1, the enclosed WHITE proxy card permits votes for or withholding of votes as to each of our nominees for director, and votes for, against, or abstention with regard to Proposal 2. If the enclosed WHITE proxy card is properly executed, returned, and not revoked, it will be voted in accordance with the specifications, if any, made by the stockholder on the proxy card and, if specifications are not made, will be voted FOR our nominees for director named in this Proxy Statement, and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Q:	Can my broker vote my shares for me?

A:	If you hold your shares in “street name,” but you do not provide voting instructions to your broker, your broker may vote your shares in its discretion as to routine matters. Under the rules of the New York Stock Exchange, the election of directors and the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008 are considered routine matters for which brokerage firms may vote without specific instructions. However, if Oliver Press Partners pursues its contested solicitation, your broker may not be able to vote on your behalf without your specific instructions. Due to this possibility, we strongly encourage you to provide your broker, bank or nominee with specific voting instructions to ensure that your shares are properly voted on your behalf.

Q:	What should I do if I receive more than one WHITE proxy card?

A:	If you receive more than one WHITE proxy card or voting instruction form it is because your shares are held in multiple accounts or registered in different names or addresses. Please sign, date, and return each WHITE proxy card or voting instruction form to ensure that all of your shares are voted.

Q:	What should I do if I receive a proxy card from Oliver Press Partners?

A:	We strongly urge you NOT to sign or return any proxy card that Oliver Press Partners or its affiliates may send to you. Even if you have previously signed and returned a proxy card sent to you by Oliver Press Partners, you can revoke it by signing, dating and returning the enclosed WHITE proxy card in accordance with the instructions in this Proxy Statement. Only your latest dated proxy will be counted at the Annual Meeting.

Q:	What do I do if I want to change my vote?

A:	Stockholders who submit proxies have the right to revoke them at any time before they are voted by filing with the Secretary of the Company at 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242, an instrument revoking the proxy, by submitting a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Q:	What is a quorum for purposes of the Annual Meeting?

A:	The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Both abstentions and broker non-votes will be included in the determination of the presence of a quorum. Failure of a quorum to be represented at the Annual Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.

Q:	How many votes are needed to approve each proposal?

A:	With respect to Proposal 1, directors will be elected by the affirmative vote of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting. With respect to Proposal 2, ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting requires the affirmative vote of the holders of shares of common stock having a majority of the votes cast by the holders of all of the shares of common stock present or represented and voting at the Annual Meeting.

Under Delaware law, abstentions and broker non-votes will have no effect on the outcome of Proposal 1. For Proposal 2, abstentions will have the same effect as a vote against, and broker non-votes will have no effect on the outcome.

Q:	Who is paying the expenses for soliciting these proxies and how are they being solicited?

A:	The costs of solicitation of these proxies will be borne by the Company. These costs may include costs associated with preparing, printing and mailing this Proxy Statement and any other information sent to the Company’s stockholders. In addition, the Company has retained Morrow and Co., LLC (“Morrow”) to aid in soliciting proxies for a fee of $75,000 plus expenses. The Company has agreed to indemnify Morrow against certain liabilities, including liabilities arising under the federal securities laws. Morrow has informed the Company that it intends to employ approximately 30 persons to solicit proxies. In addition, brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals and obtain their voting instructions, and we will reimburse them for the cost of doing so. Our expenses related to the solicitation (in excess of those normally spent for an annual meeting with an uncontested election of directors and excluding salaries and wages of our regular employees) are currently expected to be approximately $ , of which $ has been spent to date.

In addition, proxies may be solicited by directors, officers or other employees of the Company in person, or by telephone, facsimile or mail, or by postings to our Web site. We will not pay these persons any additional compensation for their efforts in soliciting proxies. Appendix A sets forth certain information relating to our directors, officers and certain employees who are “participants” in our solicitation of proxies for the Annual Meeting under the rules of the Securities and Exchange Commission.

Q:	Who can answer my questions?

A:	If you have questions about your shares or status as a stockholder, or if you have questions about this Proxy Statement or the Annual Meeting, you should contact:

Emageon Inc. 1200 Corporate Drive, Suite 200 Birmingham, Alabama 35242 Attn: John W. Wilhoite Telephone: (205) 980-9222

If you have any questions regarding voting, or need any assistance with voting, please contact Morrow, our proxy solicitor:

Stockholders call: (800) 662-5200 Brokers or Banks call: (203) 658-9400

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

General

Our Board of Directors is divided into three classes with terms that expire at successive annual meetings. Upon expiration of the term of a class of directors, directors for that class will be nominated for three-year terms at the annual meeting of stockholders in the year in which such term expires. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The Board currently consists of eight directors. Three directors will be elected at the Annual Meeting to serve for a three-year term expiring at the annual meeting in 2011 or until their successors have been duly elected and qualified, or until the earlier of their death, resignation, or retirement. The Board, acting upon the recommendation of the Governance Committee, has nominated Arthur P. Beattie, Fred C. Goad, Jr. and Charles A. Jett, Jr. for election at the 2008 Annual Meeting as directors whose terms will expire in 2011. Assuming that Mr. Beattie, Mr. Goad and Mr. Jett are elected, the Board will continue to consist of eight directors after the Annual Meeting.

The following table sets forth certain information regarding the 2008 Annual Meeting nominees and the other directors whose terms of office will continue after the Annual Meeting. Information about the share ownership of the nominees and our other directors is shown under the heading “Stock Ownership” beginning on page 13 of this Proxy Statement. Information regarding the compensation of our directors is shown under the heading “Compensation of Directors” beginning on page 29 of this Proxy Statement.

		Director
Name	Age	Since	Positions With Emageon

Directors Whose Terms Expire in 2008
Arthur P. Beattie(1)	53	2004	Director
Fred C. Goad, Jr. (2)	67	2004	Director
Charles A. Jett, Jr.	48	2000	Chairman of the Board, Chief Executive Officer, and President
Directors Whose Terms Expire in 2009
Roddy J.H. Clark(3)	61	2000	Director
Douglas D. French(4)	54	2006	Director
John W. Thompson(4)	64	2003	Director
Directors Whose Terms Expire in 2010
Mylle H. Mangum(5)	59	2004	Director
Hugh H. Williamson, III(6)	65	2000	Director

(1)	Chairman, Audit Committee.

(2)	Member, Governance Committee.

(3)	Member, Governance Committee and Compensation Committee.

(4)	Member, Audit Committee.

(5)	Chairman, Governance Committee and Member, Compensation Committee.

(6)	Lead Independent Director and Chairman, Compensation Committee.

Unless otherwise instructed, the proxy holders listed on your WHITE proxy card will vote the proxies received by them FOR each of the three nominees named above. Although it is anticipated that each of these nominees will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Board. Each of the three nominees named above has consented to being named in this proxy statement and to serve as a member of the Board if elected, and of the date of this Proxy Statement, the Board is not aware of any such nominee who is unable to serve as a director if elected.

Background and Experience of Our Board Members

The following is a brief description of the business experience and educational background of each of the Board’s nominees for director as well as the Company’s other directors whose terms will continue after the Annual Meeting.

Arthur P. Beattie has served as a member of the Board since August 2004 and serves as the Chairman of the Board’s Audit Committee. Mr. Beattie has served as Executive Vice President, Chief Financial Officer and Treasurer of Alabama Power Company, a subsidiary of Southern Company, since February 2005. Mr. Beattie previously served as Vice President and Comptroller of Alabama Power Company beginning in 1997. Mr. Beattie is a director of several non-profit entities.

Fred C. Goad, Jr. has served as a member of the Board since June 2004. Mr. Goad is a partner in Voyent Partners LLC, a private equity firm that he co-founded in August 2001. Mr. Goad served as Co-Chief Executive Officer of the Transaction Services Division of Healtheon/WebMD Corporation (now Emdeon Corporation) from 1999 to 2001. From 1985 to 1997, he served as Chief Executive Officer, and subsequently, from 1997 to 1999, as Co-Chief Executive Officer and Chairman, of ENVOY Corporation, a provider of electronic transaction processing services for the health care industry, which was acquired by WebMD in 1999. Mr. Goad is a director of Performance Food Group Company, Luminex Corp., and several private companies.

Charles A. Jett, Jr. has served as Chairman of the Board and Chief Executive Officer since January 2000, and was appointed President in March 2006. From 1997 through 1999, Mr. Jett was Vice President and General Manager of Walker Interactive Systems, Inc. (now Elevon, Inc.), a provider of enterprise financial and management software. He joined Walker Interactive upon its acquisition of Revere, Inc., a software company, where Mr. Jett’s position prior to the acquisition was Chairman, President, and Chief Executive Officer. Mr. Jett joined Revere, Inc. in 1988 as Vice President of Sales, was promoted to President in 1991, and assumed the Chairman and CEO positions in 1994. Prior to his tenure at Revere, Mr. Jett was national sales manager of Shoptrac Data Collection Systems, Inc. Mr. Jett is a director of several non-profit entities.

Roddy J.H. Clark has served as a member of the Board since June 2000. Mr. Clark has been a managing partner of Redmont Venture Partners, Inc., a private equity firm concentrating in technology markets, since 1998. Mr. Clark is a director of several private companies.

Douglas D. French has served as a member of the Board since October 2006. Since July 2007, Mr. French has been a Managing Director of Sante Health Ventures, a venture capital firm focused on investments in early-stage companies developing innovative new medical technologies and healthcare services. Mr. French was, from May 2004 to July 2007, a Principal of JD Resources, LLC, a private equity firm that provides strategic advisory and venture capital services for early stage healthcare companies. From January 2000 through May 2004, Mr. French served as President and Chief Executive Officer of Ascension Health, the nation’s largest not-for-profit healthcare system and an Emageon customer. Mr. French previously served as Executive Vice President and Chief Operating Officer of Ascension Health from 1999 to 2000. Prior to joining Ascension Health, Mr. French served, from 1998 to 1999, as Executive Vice President and Chief Operating Officer of Daughters of Charity National Health System, and from 1994 to 1998, as President and Chief Executive Officer of The Central Indiana Health System St. Vincent Hospitals and Health Systems. Mr. French has over twenty-five years of professional experience in hospital administration.

John W. Thompson has served as a member of the Board since May 2003. Mr. Thompson has served as President of Thompson Investment Management, LLC, a mutual fund investment advisor, since January 2004. Previously, he served as President of Thompson Plumb & Associates, LLC, a mutual fund investment advisor, from 1984 to January 2004 and as its Treasurer from 1993 to January 2004.

Mylle H. Mangum has served as a member of the Board since June 2004 and serves as the Chairman of the Board’s Governance Committee. Mrs. Mangum is Chairman and Chief Executive Officer of IBT Enterprises, LLC, a retail bank design, build and consulting firm, since October 2003. She was Chief Executive Officer of True Marketing Services LLC, a marketing services company, from June 2002 through October 2003. She was Chief Executive Officer of MMS Incentives, LLC, a private equity company concentrating on high-tech marketing solutions, from 1999 to 2002. She previously served as Senior Vice President of Carlson Wagonlit Travel Holdings, Inc. and Executive Vice President of Holiday Inn Worldwide, and has held many management positions with General Electric. Mrs. Mangum is a director of Barnes Group Inc., Haverty Furniture Companies, Inc., Collective Brands, Inc. (formerly, Payless ShoeSource, Inc.), and Matria. She is also a director of privately-owned Decatur First Bank.

Hugh H. Williamson, III has served as a member of the Board since January 2000, as Lead Director since May 2007 and is the Chairman of the Board’s Compensation Committee. Mr. Williamson has served as Chairman of the Board and Chief Executive Officer of XeDAR Corporation (XDRC) since January 2007. Previously he was Chief Executive Officer of Cherry Creek Capital Partners, LLC, a private financial services and venture capital firm, from January 1999 until May of 2007. He also served as Manager of Humanade, LLC, a private equity technology and real estate firm from 1995 until May of 2007. From July of 1992 until June of 2007 he served as Chief Executive Officer of Schutte & Koerting, Inc. (formerly Ketema, Inc.) an industrial manufacturer of advanced materials, components, and equipment, formerly an AMEX listed company that was taken private in 1994. Mr. Williamson is also a director of several private technology companies.

Required Vote

Election of the nominees for director requires the affirmative vote of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of Arthur P. Beattie, Fred C. Goad, Jr. and Charles A. Jett, Jr. Unless authority to do so is withheld, the proxy holders named in each WHITE proxy card will vote the shares represented thereby FOR the election of each of these nominees.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed the firm of Ernst & Young LLP (“Ernst & Young”), our independent registered public accounting firm in 2007, to serve in the same capacity for the year ending December 31, 2008, and has requested that the Board submit this appointment to our stockholders for ratification at the Annual Meeting.

A representative of Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Required Vote

The affirmative vote of the holders of shares of common stock having a majority of the votes cast by the holders of all of the shares of common stock present or represented and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young. Abstentions will have the same effect as votes against the proposal, and broker non-votes will have no effect on the outcome of voting on the proposal.

In the event that stockholders do not ratify the appointment of Ernst & Young, the appointment will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2008. Unless otherwise instructed, the proxy holders named in each WHITE proxy card will vote the shares represented thereby FOR the ratification of the appointment of Ernst & Young.

BOARD STRUCTURE AND CORPORATE GOVERNANCE

Board of Directors and Meetings

The Board held eight meetings during the year ended December 31, 2007. Each director attended 75% or more of the aggregate number of (i) meetings of the Board and (ii) meetings of those committees of the Board on which he or she served during 2007. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2007.

We encourage our directors to attend our annual stockholder meetings. Two of our eight directors attended the 2007 annual meeting of stockholders.

Board Committees

The Board has established a standing Audit Committee, Compensation Committee, and Governance Committee. Each committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on our website at www.emageon.com. Additionally, a copy of each charter may be obtained, free of charge, by writing to the Corporate Secretary, Emageon Inc., 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242.

Audit Committee.  The Board has determined that each of the current members of the Audit Committee, consisting of Mr. Beattie (Chairman), Mr. French, and Mr. Thompson, are “independent” under the NASDAQ Marketplace Rules and satisfy the other requirements of the NASDAQ Marketplace Rules and rules of the Securities and Exchange Commission (“SEC”) regarding audit committee membership. The Board has also determined that Mr. Beattie qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of audit committees and satisfies the “financial sophistication” requirements of the NASDAQ Marketplace Rules. The Committee held eight meetings during 2007.

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered auditor’s qualifications and independence, (iv) the compensation and performance of the Company’s independent registered public accounting firm, (v) the functioning of the Company’s systems of internal accounting and financial reporting controls, (vi) the portions of the Code of Ethics that relate to the integrity of accounting and financial reporting, and (vii) review and approval of any related party transactions. The Committee’s procedures for receipt, retention, and treatment of complaints regarding accounting, internal accounting and financial controls or auditing matters, and the confidential anonymous submission by employees of concerns regarding questionable accounting and auditing practices may be found on our website at www.emageon.com.

Our independent registered public accounting firm has unrestricted access to, and reports directly to, the Audit Committee. The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008, and the Board is recommending that stockholders ratify that appointment at the Annual Meeting.

The Report of the Audit Committee for 2007 may be found on page 31 of this Proxy Statement.

Compensation Committee.  The Board has determined that each of the current members of the Compensation Committee, consisting of Mr. Williamson (Chairman), Mr. Clark, and Mrs. Mangum, are “independent” under the current NASDAQ Marketplace Rules. The Compensation Committee held seven meetings during 2007.

The Compensation Committee assists the Board in fulfilling its oversight responsibility regarding (i) executive compensation, including that of the Chief Executive Officer, including salaries, bonuses, and equity grants, (ii) evaluation of the performance of executive officers, (iii) approval of stock options, restricted stock, restricted stock units, and other equity grants to executive officers of the Company, and (iv) approval of the adoption, amendment, or termination of executive compensation plans and other employee plans in which executive officers may participate.

The Report of the Compensation Committee for 2007 may be found on page 19 of this Proxy Statement.

Governance Committee.  The Board has determined that each of the current members of the Governance Committee, consisting of Mrs. Mangum (Chairman), Mr. Clark, and Mr. Goad, are “independent” under the current NASDAQ Marketplace Rules. The Committee held seven meetings during 2007.

The Governance Committee assists the Board in fulfilling its oversight responsibility regarding (i) the size, composition, and structure of the Board, (ii) the structure, responsibilities, and membership of the Board’s committees, (iii) criteria for the selection of qualified directors and nominees for Board membership for recommendation to the Board and stockholders, (iv) nominees for the Board submitted by the stockholders in accordance with established procedures for such nominations, (v) the resignation or termination of directors, (vi) director compensation, benefits, tenure, and retirement, (vii) evaluation of Board and committee performance, and (viii) policies, practices, and procedures regarding the Board’s oversight of management, and the Board’s self-governance.

Criteria for Director Nominees

The Board believes that it should be composed of directors with varied, complementary backgrounds, and that directors should, at a minimum, exhibit proven leadership capabilities and experience at a high level of responsibility within their chosen fields. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of the stockholders.

When considering a candidate for director, the Committee takes into account a number of factors, including the following:

•	independence from management;

•	professional and educational background, reputation, industry knowledge and business experience and its relevance;

•	existing commitments to other businesses and the ability to devote sufficient time to the Company;

•	whether the candidate will complement the existing mix of skills and talent resident in the Board;

•	the candidate’s ability to fulfill the responsibilities of one or more committees of the Board; and

•	whether the candidate is financially literate or a financial expert.

Prior to nominating a sitting director for re-election at an annual meeting of stockholders, the Committee will consider the director’s past attendance at, and participation in, meetings of the Board and its committees and the director’s formal and informal contributions to the work of the Board and its committees.

When seeking candidates for director, the Committee may solicit suggestions from incumbent directors, management, stockholders, and others, and may use the services of third party search firms to assist in identifying appropriate candidates. After an initial evaluation of a candidate, the Committee will interview that candidate and may ask the candidate to meet with management. If the Committee believes a candidate will be a valuable addition to the Board, it may recommend to the Board the nomination of that candidate.

Stockholder Recommendations for Nominations to the Board

The Governance Committee will consider candidates for director recommended by any stockholder who beneficially owns shares representing more than 5% of our then-outstanding shares of common stock and who has beneficially owned those shares for more than two years at the time of submission. The Committee will evaluate such recommendations applying its regular criteria for nominees and may consider the additional information set forth below. Eligible stockholders wishing to recommend a candidate for nomination as a director are requested to send the recommendation in writing to the Chairman, Governance Committee, Emageon Inc., 1200 Corporate Drive, Suite 200, Birmingham, Alabama, 35242. A stockholder recommendation to the Governance Committee must contain the following information:

•	documentation supporting that the writer is a stockholder of Emageon and has been a beneficial owner of shares representing more than 5% of our then-outstanding shares of common stock for more than two years, and a statement that the writer is recommending a candidate for nomination as a director;

•	a resume of the candidate’s business experience and educational background, including the candidate’s name, business and residence address, and principal occupation or employment, and an explanation of how the candidate’s background and qualifications are directly relevant to our business;

•	the number of shares beneficially owned by the candidate;

•	a statement detailing any relationship, arrangement, or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier, or competitor of the Company, or any other relationship, arrangement, or understanding that might affect the independence of the candidate as a member of the Board;

•	detailed information describing any relationship, arrangement, or understanding, formal or informal, between or among the proposing stockholder, the candidate, and any affiliate of the proposing stockholder or the candidate;

•	any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; and

•	a signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation of director candidates, the Governance Committee may request additional information from the candidate or the recommending stockholder and may request an interview with the candidate. The Committee has discretion to decide which individuals, if any, to recommend for nomination as directors.

Other than as described below, no candidates for director nominations were submitted to the Governance Committee by any stockholder in connection with the election of directors at the Annual Meeting.

Consideration of Dissident Nominees

On February 14, 2008, we received written notice of Oliver Press Partners’ intent to nominate three candidates for election to our Board of Directors at the Annual Meeting and to solicit proxies for these nominees in opposition to the three nominees selected by the Board and Governance Committee. During the months prior to receiving this formal notice, certain of our officers and independent directors met and held telephone conferences with representatives of Oliver Press Partners regarding, among other things, Oliver Press Partners’ ideas for the Company, its desire to have representation on our Board and the status of the strategic investigation being undertaken by the Strategic Alternatives Committee of the Board. These meetings and conferences are summarized below.

An in-person introductory meeting was held with Clifford Press and members of our Governance Committee on August 28, 2007. During the meeting, the members of our Governance Committee inquired as to Mr. Press’ background, experience and intentions for the Company and discussed with Mr. Press the possibility of his joining the Board through the Governance Committee’s regular nomination process. Over the next several months, Mr. Press provided us with additional background material on himself, Oliver Press Partners and its principals, and was interviewed telephonically by other members of the Board. In addition, with the consent of Mr. Press, the Committee engaged a third-party service provider to conduct a formal background investigation of Mr. Press.

On November 7, 2007, Charles A. Jett, Jr., our Chairman and Chief Executive Officer, and W. Randall Pittman, our former Chief Financial Officer, met in person with Mr. Press and Augustus K. Oliver to, among other things, inform Messrs. Press and Oliver of the strategic investigation that was then being undertaken by the Strategic Alternatives Committee of the Board. Prior to the meeting, Oliver Press Partners and its principals entered into a confidentiality and no trading agreement with the Company.

On January 23, 2008, a telephonic meeting was held among Mylle H. Mangum, Mr. Jett, Mr. Pittman, the team leader from SunTrust Robinson Humphrey (financial advisor to the Strategic Alternatives Committee of the Board), legal counsel to the Company, and Messrs. Oliver and Press and Benner Ulrich of Oliver Press Partners. During the call, among other things, our representatives reviewed for Oliver Press Partners the history and general status of our strategic investigation. At that meeting, the Company also offered to enter into a tolling agreement with Oliver Press Partners which would extend the time within which it could submit nominees for election to the Board.

In addition to these more formally-arranged meetings and telephone conferences, certain of our independent directors and officers and legal counsel for the Company engaged in informal telephone conferences with representatives of Oliver Press Partners during this period. These telephone conferences covered a range of related topics, including, most recently, negotiations regarding possible alternatives to a contested election of directors.

Using the biographical and related information provided by Oliver Press Partners with respect to its nominees, as well as the additional information gathered during these meetings and conferences, the Governance Committee considered and evaluated the nominees of Oliver Press Partners under the criteria for director nominees described under the heading “Criteria for Director Nominees” above. Based on this information, our Governance Committee concluded that, among other things, these dissident nominees:

•	do not possess the relevant industry knowledge and experience requisite for a nominee for election to the Board;

•	will not complement the existing mix of skills and talent currently resident in the Board;

•	do not, as a result of each of their current positions with Oliver Press Partners, represent diverse interests; and

•	will not be committed to representing the long-term interests of all of our stockholders.

As a result of this process, our Governance Committee believes that the nominees of Oliver Press Partners do not satisfy the criteria established by the Board for its director nominees. Therefore, upon the recommendation of the Governance Committee, the Board has unanimously determined not to endorse the nominees of Oliver Press Partners.

Corporate Governance

The Board believes that good corporate governance is paramount in ensuring that Emageon is managed for the long-term benefit of its stockholders. In establishing this governance, the Board and management have looked to suggestions by various authorities in corporate governance, the practices of other public companies, the provisions of the Sarbanes-Oxley Act of 2002, various rules of the SEC, and the NASDAQ Marketplace Rules.

The Board has adopted a Code of Business Ethics and Conduct and charters for each of the Board committees that together reflect the corporate governance principles that guide its actions with respect to, among other things, the composition of the Board and its decision making processes, Board meetings and involvement of management, the Board’s standing committees and procedures for appointing members of the committees, and its performance evaluation of the Chief Executive Officer. The Code of Business Ethics and Conduct applies to all directors, officers, and employees, including the Chief Executive Officer, Chief Financial Officer, principal accounting officer, and other senior financial officers. The Code of Business Ethics and Conduct, as applied to our principal financial officers, constitutes its “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is its “code of conduct” within the meaning of the NASDAQ Marketplace Rules. We intend to disclose future amendments to its Code of Ethics, if any, and any waivers of its provisions required to be disclosed under the rules of the SEC or the NASDAQ Marketplace Rules, at the same location on our website.

Corporate Website

We maintain a corporate governance section on our website that contains copies of our principal governance documents. The corporate governance section may be found at www.emageon.com under “Investor — Corporate Governance.” This section contains the following documents, which are also available in print to any stockholder who requests a copy in writing to Emageon Inc., 1200 Corporate Drive, Suite 200, Birmingham, Alabama, 35242:

•	Code of Business Ethics and Conduct;

•	Audit Committee Charter;

•	Compensation Committee Charter; and

•	Governance Committee Charter.

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors, the Lead Independent Director, the non-management directors as a group, or any specific director by mailing the communication to the Board of Directors, c/o Corporate Secretary, Emageon Inc., 1200 Corporate Drive, Suite 200, Birmingham, Alabama, 35242. Emageon’s Corporate Secretary will forward the correspondence to the Chairman of the Governance Committee unless it is addressed to an individual director or the Lead Independent Director, in which case the correspondence will be forwarded accordingly. The Board of Directors has requested that certain items unrelated to its duties be excluded, such as solicitations and advertisements, junk mail, product-related communications, job referral materials such as resumes, and surveys.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Mr. Williamson (Chairman), Mr. Clark, and Mrs. Mangum. None of the members of the Committee were officers or employees of the Company during 2007 or at any other time. During 2007 no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity whose executive officer(s) served on the Company’s Board or Compensation Committee.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our Board of Directors and all members of the Audit, Compensation, and Governance Committees of the Board shall be independent. The Board makes an annual determination as to the independence of each member in accordance with the current standards for “independence” under NASDAQ Marketplace Rules and federal securities laws. Before the meeting at which this review occurs, each director is asked to supply the Governance Committee and the full Board with complete information about the director’s relationship with the Company and with its senior management and their affiliates. Senior management provides additional information about transactions, relationships or arrangements between the Company and the directors or parties related to the directors. The Governance Committee reviews this information and makes its own determinations of the independence of each director. It reports its findings and the reasons for those findings to the full Board, which then makes the final determinations of director independence. In April 2008, the Board determined that, except for Mr. Jett, who is the Chairman, Chief Executive Officer, and President of the Company, all of its directors and nominees for election at the Annual Meeting are independent under these standards.

Certain Relationships and Related Transactions

Policy on Related Party Transactions

We recognize that transactions between the Company or its subsidiaries and any of its directors or executive officers can present potential or actual conflicts of interest. Accordingly, as a general matter it is our preference to avoid such transactions. Nevertheless, we recognize that there are circumstances where such transactions may be in, or not inconsistent with, the best interests of the Company. Therefore, we have adopted a formal policy that requires our Audit Committee to review and, if appropriate, approve or ratify any such transactions. Pursuant to the policy, the Audit Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors, executive officers or 5% stockholders had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders.

Ascension Health

From January 2001 to May 2004, Douglas D. French, a member of our Board of Directors, served as the President and Chief Executive Officer of Ascension Health. Ascension Health is the Company’s largest customer, accounting for 17% of the Company’s total revenue during 2007. In addition, from May 2005 to October 2006, the Company was party to a consulting arrangement with French Management Group, LLC, a limited liability company founded and managed by Mr. French. Under the consulting arrangement, French Management Group received a monthly retainer of $5,000 from the Company in exchange for certain management and consulting services. The consulting arrangement was terminated prior to the appointment of Mr. French to the Board on October 16, 2006, and neither French Management Group nor the Company have any continuing obligations related thereto.

STOCK OWNERSHIP

Beneficial Ownership

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 31, 2008 by (i) each member of our Board of Directors, (ii) our named executive officers, (iii) all of our directors and officers as a group, and (iv) any person who is known by us to be the beneficial owner of more than 5% of our common stock as defined in accordance with Rule 13d-3 under the Exchange Act.

	Shares
	Beneficially		Percent
Beneficial Owner	Owned(1)(2)		Owned(3)

Non-Employee Directors(4)
Arthur P. Beattie	14,409		*
Roddy J.H. Clark	13,924		*
Douglas D. French	5,750		*
Fred C. Goad, Jr.	14,409		*
Mylle H. Mangum	14,409		*
John W. Thompson	129,853	(5)	*
Hugh H. Williamson, III	19,060		*
Named Executive Officers(4)
Charles A. Jett, Jr.	601,630		2.74%
W. Randall Pittman	232,158		*
Chris E. Perkins	18,123		*
Grady O. Floyd	7,000	(6)	*
Robert W. Grubb	125,018		*
All Directors, Nominees and Executive Officers as a Group (12 Persons)	1,195,743		5.33%
Five Percent or Greater Stockholders
Oliver Press Partners, LLC(7)	3,569,360		16.63%
Oliver Press Investors, LLC Augustus K. Oliver Clifford Press
Candens Capital, LLC(8)	2,562,704		11.94%
Accipiter Capital Management, LLC Gabe Hoffman
Deerfield Capital, L.P.(9)	2,428,000		11.31%
Deerfield Management Company, L.P. James E. Flynn
D.E. Shaw & Co., L.P.(10)	1,448,967		6.75%
David E. Shaw
Prescott Group Capital Management, L.L.C.(11)	1,244,990		5.80%
Wellington Management Company, LLP(12)	1,134,800		5.29%

*	Less than one percent.

(1)	Except as indicated in the footnotes to this table, the persons listed have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)	Includes, for the respective beneficial owner, beneficial ownership of the following numbers of shares that may be acquired by such beneficial owner upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 31, 2008:

Beneficial Owner	Shares

Arthur P. Beattie	12,409
Roddy J.H. Clark	11,924
Douglas D. French	3,750
Fred C. Goad, Jr.	12,409
Mylle H. Mangum	12,409
John W. Thompson	9,500
Hugh H. Williamson, III	9,500
Charles A. Jett, Jr.	537,010
W. Randall Pittman	220,232
Chris E. Perkins	18,123
Robert W. Grubb	125,018

(3)	The percentage of shares beneficially owned is based on 21,461,280 shares of common stock outstanding as of March 31, 2008. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after March 31, 2008 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(4)	The address for each non-employee director and named executive officer is 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242.

(5)	Does not include shares held by the Marianna Thompson Trust, the beneficiary of which is Mr. Thompson’s former spouse, or shares held by two grantor retained annuity trusts, the beneficiaries of which are Mr. Thompson’s adult children. Mr. Thompson has no pecuniary interest in these trusts, and no voting or dispositive power with respect to the shares held by these trusts.

(6)	All options formerly held by Mr. Floyd were forfeited on March 30, 2008 in accordance with the terms of the option agreements pursuant to which they were granted.

(7)	Information based on a Schedule 13D/A jointly filed with the SEC on April 2, 2008 by Oliver Press Partners, LLC, Oliver Press Investors, LLC, Augustus K. Oliver and Clifford Press, who shared, as of April 2, 2008, voting and dispositive power over 100 shares held by Davenport Partners, L.P., a Delaware limited partnership, 2,934,600 shares owned by JE Partners, a Bermuda partnership, and 634,660 shares owned by Oliver Press Master Fund LP, a Cayman limited partnership. The address for these parties is 152 West 57th Street, New York, New York 10019.

(8)	Information based on a Schedule 13G/A filed with the SEC on February 14, 2008 by Candens Capital, LLC, a Delaware limited liability company, Accipiter Capital Management, LLC, a Delaware limited liability company, Gabe Hoffman, Accipiter Life Sciences Fund, LP, a Delaware limited partnership, Accipiter Life Sciences Fund (Offshore), Ltd., a Cayman Islands company, Accipiter Life Sciences Fund II, LP, a Delaware limited partnership, Accipiter Life Sciences Fund II (Offshore), Ltd., a Cayman Islands company, and Accipiter Life Sciences Fund II (QP), LP, a Delaware limited partnership, which share voting and investment power over certain shares. The address for these parties is 399 Park Avenue, 38th Floor, New York, New York 10022.

(9)	Information based on a Form 3 filed by Deerfield Capital, L.P., Deerfield Management Company, James E. Flynn, Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited, who share voting and investment power over certain shares held through Deerfield Special Situations Fund and Deerfield Special Situations Fund International. The address for these parties is 780 Third Avenue, 37th Floor, New York, New York 10017.

(10)	Information based on a Schedule 13G/A filed with the SEC on January 11, 2008 by D.E. Shaw Valence Portfolios, L.L.C., a Delaware limited liability company, D.E. Shaw & Co., L.P., a Delaware limited partnership, D.E. Shaw Composite Portfolios, L.L.C., a Delaware limited liability company, D.E. Shaw & Co., L.P., a Delaware limited partnership, and David E. Shaw with respect to shares over which D.E. Shaw Valence Portfolios, D.E. Shaw & Co., L.P. and David Shaw share voting and investment power. The address for these parties is 120 W. 45th Street, Tower 45, 39th Floor, New York, New York 10036.

(11)	Information based upon a Schedule 13G filed with the SEC on February 14, 2008 by Prescott Group Capital Management, L.L.C., an Oklahoma limited liability company, Prescott Group Aggressive Small Cap, L.P., an Oklahoma limited partnership, Prescott Group Aggressive Small Cap II, L.P., an Oklahoma limited partnership, and Phil Frohlich, who share voting and investment power over shares purchased through the account of Prescott Group Aggressive Small Cap Master Fund, G.P., an Oklahoma general partnership. The address for these parties is 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104-6529

(12)	Information based on a Schedule 13G filed with the SEC on February 14, 2008, by Wellington Management Company, LLP, reporting beneficial ownership as of December 31, 2007. Wellington Management Company holds the shares in its capacity as an investment advisor on behalf of its clients, none of which is known to own more than 5% of the Company’s shares. Wellington Management Company has shared voting and dispositive power with respect to 1,134,800 shares. The address for Wellington Management Company is 75 State Street Boston, Massachusetts 02109.

Section 16(a) Beneficial Ownership Reporting Compliance

Members of our Board of Directors, our executive officers, and persons who beneficially own more than 10% of our outstanding common stock, if any, are subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with the SEC with respect to their ownership and changes in their ownership of our common stock. Based solely upon (i) the copies of Section 16(a) reports received by us from such persons for their transactions in 2007 in our common stock and their common stock holdings, and (ii) the written representations received from such persons that no annual Form 5 reports were required to be filed by them for 2007, we believe that all reporting requirements under Section 16(a) for such year were met in a timely manner by our directors and executive officers, and by greater than 10% owners of our common stock, except that Robert W. Grubb filed two late reports with respect to awards of stock options in February 2007 and August 2007. These awards were reported to the SEC on April 30, 2008.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion & Analysis

This Compensation Discussion and Analysis section addresses the following topics: (i) the members and role of the Compensation Committee of the Board of Directors; (ii) the process by which executive compensation is set; (iii) the Company’s compensation philosophy; (iv) the components of the Company’s executive compensation program; (v) executive compensation decisions for 2007; and (vi) certain executive compensation decisions for 2008.

In this Proxy Statement, the individuals whose compensation is reported in the “Summary Compensation Table” are referred to as the “named executive officers” and in this “Compensation Discussion and Analysis” section, the terms, “we,” “our,” “us,” and the “Committee” refer to the Compensation Committee.

The Compensation Committee

Committee Members and Independence.  Mr. Williamson (Chairman), Mrs. Mangum, and Mr. Clark are the current members of the Committee. Mr. Williamson is also the Company’s Lead Independent Director. Each member of the Committee qualifies as an independent director under the NASDAQ Marketplace Rules.

Role of the Committee.  The Committee administers the compensation program for the named executive officers and certain key employees of the Company and makes all related decisions. The Committee also administers the Company’s equity incentive plans. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. In 2006, the Committee enlisted the services of Mercer Human Resource Consulting, an internationally recognized compensation consulting firm, to provide additional information for its evaluation of the competitiveness of the compensation packages of the Company’s named executive officers. Specifically, the Committee asked Mercer to review the Company’s overall mix of equity and cash compensation. Mercer provided a written report to the Committee regarding its review and made recommendations regarding adjustments to the size and nature of, and the methodology for, the Company’s equity award grants relative to the cash component of its employee compensation packages. The Committee considered the information provided by Mercer in connection with establishing 2006 compensation packages for the named executive officers and key employees of the Company, but did not rely exclusively on Mercer’s recommended methodology.

The Committee operates under a written charter adopted by the Board. The charter is available at www.emageon.com.

The fundamental responsibilities of the Committee are:

•	to review at least annually the goals and objectives and the structure of the Company’s plans for executive compensation, incentive compensation, equity-based compensation, and its general compensation plans and employee benefit plans (including retirement and health insurance plans);

•	to evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company and its executive compensation plans, and to determine his or her compensation level based on this evaluation;

•	to review annually and determine the compensation level of all other executive officers of the Company, in light of the goals and objectives of the Company and its executive compensation plans;

•	periodically, as the Committee deems necessary or desirable and pursuant to the applicable equity-based compensation plan, to grant, or recommend that the Board grant, equity-based compensation awards to any officer or employee of the Company for such number of shares of common stock as the Committee, in its sole discretion, shall deem to be in the best interest of the Company; and

•	to review and recommend to the Board all equity-based compensation plans.

Committee Meetings.  The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Committee held seven meetings during 2007 and has held four meetings during 2008. The Committee typically meets with the Chief Executive Officer and also meets in executive session without management.

The Compensation-Setting Process

The Committee meets in executive session each year to evaluate the performance of the named executive officers and certain key employees, to determine their incentive bonuses for the prior fiscal year, to set their base salaries for the next calendar year, and to consider and approve any grants to them of equity incentive compensation.

Although many compensation decisions are made in the fourth and first quarters, the compensation planning process continues throughout the year. Compensation decisions are designed to promote the Company’s fundamental business objectives and strategy. Business and succession planning, evaluation of management performance and consideration of the business environment are year-round processes.

Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

•	evaluating employee performance; and

•	recommending salary levels and option awards to the Committee.

The Chief Executive Officer also participates in Committee meetings at the Committee’s request to provide:

•	background information regarding the Company’s strategic objectives;

•	his evaluation of the performance of the named executive officers and other key employees; and

•	compensation recommendations as to the named executive officers (other than himself).

Executive Compensation Philosophy

The Company bases its executive compensation program on a pay-for-performance philosophy. The Company believes in rewarding executives based on individual performance and aligning the executives’ interests with those of the stockholders with the ultimate objective of improving stockholder value. To that end, the Committee believes that executive compensation packages provided by the Company to its executives should include both cash and stock-based compensation that reward performance. The Committee has not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different possible forms of non-cash compensation.

The Committee seeks to attract, retain and motivate key executives and to reward executives for value creation. The individual judgments made by the Committee are subjective and are based largely on the Committee’s perception of each executive’s contribution to both past performance and the long-term growth potential of the Company. Therefore, a substantial portion of executive officers’ compensation is determined by each executive officer’s contribution to the growth of the Company’s revenue and earnings per share.

The Committee also believes that total compensation and accountability should increase with position and responsibility. Consistent with this philosophy, total compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s targeted results and strategic initiatives. Typically, as position and responsibility increase, a greater portion of the named executive officer’s total compensation is performance-based pay.

In addition, our compensation methods focus management on achieving annual performance in a manner that supports and ensures the Company’s long-term success and profitability. The Committee believes that stock options and restricted stock units issued under the Company’s equity compensation plans create long-term incentives that align the interests of management with the interests of long-term stockholders.

Finally, while the Company’s overall compensation levels must be sufficiently competitive to attract talented leaders, the Committee believes that compensation should be set at responsible levels. The Company’s executive compensation programs are intended to be consistent with its cost control strategies.

2007 Compensation

Executive Summary.  The primary components of total compensation for the Company’s named executive officers during fiscal year 2007 were base salary and equity incentive compensation. The overall compensation decisions made for fiscal 2007 for the named executive officers were as follows:

•	Increases were made in base salaries for 2007 for the named executive officers based on the Committee’s evaluation of individual performance and the recommendations of the Company’s Chief Executive Officer. These increases were effective February 15, 2007.

•	As a result of the Company’s failure to achieve the fiscal 2007 performance metrics established by the Committee in March 2007, no cash incentive (bonus) payments were made to named executive officers with respect to fiscal 2007.

•	Consistent with its stated desire to promote and ensure the alignment of the interests of management with the interests of long-term stockholders, the Company granted stock option and restricted stock unit awards to the named executive officers as set forth in the “Grants of Plan Based Awards — 2007” table below.

Base Salary.  On an annual basis the Committee determines the base salary for each of the named executive officers. In determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, the executive’s past performance, internal pay equity, the tax deductibility of base salary and cash incentive payments and the extent to which the Company’s earnings were affected by the executive’s actions. The minimum levels of some of these base salaries are mandated by employment agreements with the named executive officers (which are described in more detail below under the heading “Additional Discussion of Material Items in Summary Compensation Table and Grant of Plan Based Awards Table — 2007”). The relative amounts of the base salary and bonus of the named executive officers are set at levels so that a significant portion of the total compensation that such executive can earn is performance-based pay. The Committee believes that base salaries are an important part of the Company’s executive compensation program because they provide the named executive officers with a steady income stream that is not contingent upon the Company’s overall performance.

The amount of base salary is largely determined based on the subjective judgment of the Committee without the use of a formula, taking into account the factors described above. In determining the base salary of the named executive officers, the Committee may informally assess salaries paid to executives in comparable industries and refer to surveys of compensation data for similar positions with similar companies. In 2007, the Committee compared the Company’s executive base salary levels to similarly situated positions in the Radford Executive Survey, a publicly available technology industry compensation survey prepared by a division of AON Consulting, Inc. The Committee considered the data in this survey to assist it in evaluating and determining 2007 overall base salary levels for the Company’s executive officers. The base salaries in 2007 for the named executive officers are set forth below in the “Summary Compensation Table.”

Cash Bonus.  The Company utilizes annual cash bonuses to reward the named executive officers for their performance and the performance of the Company during the prior year. The Company utilizes an informal performance-based annual bonus program whereby the Committee approves a target bonus for each named executive officer as a percentage of base salary. The named executive officer may earn his bonus based on the achievement of financial goals set by the Committee. Additional details regarding the Company financial goals and related bonus levels set by the Committee for 2007 are set forth under the heading “Additional Discussion of Material Items in Summary Compensation Table and Grant of Plan Based Awards Table — 2007” below. No cash bonus payments were made to named executive officers with respect to fiscal 2007.

Equity Incentives.  We consider equity-based awards to be an important part of the Company’s executive compensation program. Stock options, restricted stock awards (including restricted stock units), and other equity-based awards provide the named executive officers with a strong link to the Company’s long-term performance, promote an ownership culture, and more closely align the interests of the named executive officers with those of the Company’s stockholders.

The named executive officers are eligible to receive stock options and restricted stock awards under the Emageon Inc. 2005 Equity Incentive Plan. This plan provides the Committee with broad discretion to fashion the terms of awards to provide eligible participants with such stock-based incentives as the Committee deems appropriate. It permits the issuance of awards in a variety of forms, including non-qualified stock options and incentive stock options, stock appreciation rights, restricted stock awards (including restricted stock units) and performance shares.

In determining the number of options and restricted stock awards to be granted to named executive officers, and the frequency of such grants, the Committee takes into account the executive’s title, scope of responsibility, ability to affect the profitability of the Company, the executive’s performance and the value of stock options and restricted stock awards in relation to other elements of total compensation. The Company also believes that revenue and stock price appreciation are useful measures of management’s effectiveness in creating value for the Company’s stockholders. Therefore, the Company’s revenue and stock price appreciation over the applicable performance measurement periods are also taken into account when determining the number of options and restricted stock awards to be granted to executives. These factors are weighed by the Committee taking into account the overall goals of its equity-based award program.

The Company grants all stock options and restricted stock units based on the fair market value of its common stock as of the date of grant. The exercise price for stock option grants is determined by reference to the closing price per share on the NASDAQ Global Market at the close of business on the date of grant.

Option and restricted stock awards under the compensation programs discussed above are made at regular or special Compensation Committee meetings. The effective date for such grants is the date of such meeting, or such future date as the Committee may specify. The Company may also make grants of equity incentive awards at the discretion of the Committee or the Board of Directors in connection with the hiring of new executive officers and other employees.

During 2007, the named executive officers received options to purchase an aggregate of 299,650 shares and 30,000 restricted stock units under the Company’s 2005 Equity Compensation Plan. Most of those awards were made in February 2007, and also in connection with Mr. Perkins’ appointment as our Chief Operating Officer in December 2007. For a more complete description of the individual awards, see the “Grants of Plan Based Awards — 2007” table below.

Perquisites and Other Personal Benefits Compensation.  The Company provides named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. The amounts shown in the Summary Compensation Table under the heading “All Other Compensation” represent the value of Company matching contributions to the executive officers’ 401(k) Plan accounts, the value of certain life insurance benefits, and club memberships. Except as shown in the Summary Compensation Table, executive officers did not receive any other perquisites or other personal benefits or property.

Accounting for Stock-Based Compensation.  Effective January 1, 2006, the Company began accounting for stock-based payments, including its 2005 Equity Incentive Plan, in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” (“FAS 123R”).

Other Compensation.  The named executive officers are entitled to the same benefits that are otherwise available to all employees. Benefits which are available to all employees generally include company-paid basic group term life insurance and basic accidental death and dismemberment insurance, and an employer match of eligible compensation that employees invest in their 401(k) Plan accounts.

2008 Compensation Decisions

The following table summarizes the Committee’s 2008 base salary decisions for our executive officers in 2008. As a result of the Company’s failure to achieve the fiscal 2007 performance metrics established by the Committee in March 2007, no increases were made in base salaries for the named executive officers for fiscal 2008.

Base
Name	Salary

Charles A. Jett	$353,000
Chris Perkins	330,000
W. Randall Pittman	255,000

Compensation Committee Report

To the Stockholders of Emageon Inc.:

The Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in the Company’s Proxy Statement for its 2008 Annual Meeting of Stockholders, for filing with the SEC.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including the Company’s Annual Report on Form 10-K, as amended, or its Proxy Statement for its 2008 Annual Meeting of Stockholders, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

The foregoing report is provided by the following directors, who constitute the Committee:

COMPENSATION COMMITTEE

Hugh H. Williamson, III (Chairman)
Roddy J.H. Clark
Mylle H. Mangum

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company for the fiscal years ended December 31, 2007 and 2006, by our named executive officers.

					Non-Equity
			Stock	Option	Incentive Plan		All Other
Name and Principal Position	Year	Salary(1)	Awards(2)	Awards(2)	Compensation		Compensation(3)	Total

Charles A. Jett, Jr.	2007	$353,825	$43,917	$717,709	$—	(4)	$3,975	$1,119,426
Chairman, Chief Executive Officer, and President	2006	336,000	32,615	738,082	84,000	(4)	4,528	1,195,225
Chris E. Perkins(5)	2007	27,500	—	—	—		—	27,500
Chief Operating Officer
W. Randall Pittman(6)	2007	255,832	13,016	219,651	—	(4)	4,240	492,739
Chief Financial Officer and Treasurer	2006	233,000	9,694	219,327	46,600	(4)	4,781	513,402
Grady O. Floyd(7)	2007	255,832	96,628 (8)	686,717 (8)	—		5,135	1,044,312
Chief Operating Officer	2006	202,256	21,494	118,752	—		26,769	369,271
Robert W. Grubb(9)	2007	190,804	—	277,961	113,931	(4)(10)	2,850	585,546
Senior Vice President, Sales	2006	185,000	—	200,397	247,160	(4)(10)	3,882	636,439

(1)	Includes amounts deferred under the Company’s employee savings plan under Section 401(k) of the Internal Revenue Code. The Company contributed $295,938 and $437,532 to this plan in 2007 and 2006, respectively, on behalf of all of its eligible participating employees.

(2)	Represents the amount recognized by the Company as an expense for financial reporting purposes pursuant to FAS 123R, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The methodology and assumptions used to calculate the cost of each named executive officer’s outstanding restricted stock unit and option grants are described in Note 2, “Summary of Significant Accounting Policies,” beginning on page F-8, and Note 13, “Stock-Based Compensation,” beginning on page F-23 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. No restricted stock unit grants or option grants to the named executive officers listed above were forfeited in 2006 or 2007.

(3)	Includes life insurance premiums paid on behalf of the named executive officers. In 2006, Mr. Floyd was reimbursed for moving expenses in an amount equal to $26,290. No other perquisites or personal benefits exceeded $10,000 for any named executive officer.

(4)	Includes cash bonus awarded under the Company’s performance-based annual bonus program. For 2007, the Company did not make any cash bonus awards to named executive officers under this program. Details regarding performance metrics and target bonus ranges set by the Compensation Committee are set forth under the heading “Additional Discussion of Material Items in Summary Compensation Table and Grant of Plan Based Awards Table — 2007 — Cash Bonus Program” below. Target bonus ranges for 2007 are listed in the “Grants of Plan-Based Awards Table — 2007” below.

(5)	Mr. Perkins joined the Company as its Chief Operating Officer on December 6, 2007.

(6)	Mr. Pittman resigned his positions as Chief Financial Officer and Treasurer effective as of March 31, 2008.

(7)	Mr. Floyd resigned his position as Chief Operating Officer effective December 6, 2007, but continued to be employed by the Company through December 31, 2007.

(8)	Includes amounts recognized by the Company as an expense in connection with the vesting of all equity awards as of December 31, 2007 in accordance with the Severance Agreement and General Release entered into by Mr. Floyd on January 14, 2008 in connection with the termination of his employment with the Company. See Notes 2 and 3 above for additional detail regarding the recognition of such expense pursuant to FAS 123R.

(9)	In connection with recent management restructurings, in January 2008 Mr. Grubb became the Company’s Senior Vice President — Production Operations, and is no longer an executive officer of the Company.

(10)	Includes amounts received in non-equity incentive plan compensation pursuant to a sales incentive compensation plan.

Grants of Plan-Based Awards Table — 2007

The following table set forth information on non-equity incentive plans and grants of equity awards to our named executive officers in fiscal 2007.

						All Other	All Other
						Stock Awards:	Option Awards:		Grant Date
						Number of	Number of	Exercise or	Fair Value
						Shares of	Securities	Base Price	of Stock
	Approval	Grant	Estimated Future Payouts Under Non-Equity Incentive Plans(1)			Stock or	Underlying	of Option	and Option
Name	Date	Date	Threshold	Target	Maximum	Units(2)	Options (3)	Awards ($/Sh)	Awards(4)

Charles A. Jett, Jr.			$—	$222,910	$222,910
	2/26/2007	2/26/2007					79,650	$12.46	$487,458
Chris E. Perkins(5)			N/A	N/A	N/A
	12/6/2007	12/6/2007				30,000			$135,600
	12/6/2007	12/6/2007					120,000	$4.52	$256,800
W. Randall Pittman			$—	$115,124	$115,124
	2/26/2007	2/26/2007					25,000	$12.46	$153,000
Grady O. Floyd			$—	$115,124	$115,124
	2/26/2007	2/26/2007					25,000	$12.46	$153,000
Robert W. Grubb			$—	See Note 6	See Note 6
	2/26/2007	2/26/2007					25,000	$12.46	$153,000
	8/10/2007	8/10/2007					25,000	$9.19	$112,000

(1)	These columns indicate the range of payouts targeted for 2007 performance under the Company’s annual cash bonus program as described under the headings “Compensation Discussion and Analysis” and “Additional Discussion of Material Items in Summary Compensation Table and Grant of Plan Based Awards Table — 2007.” The actual payment for 2007 to each named executive officer is shown in the “Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	These restricted stock units vest in 48 approximately equal monthly installments commencing one month after the date of such award.

(3)	These options have a ten-year term, and vest in 48 approximately equal monthly installments commencing one month after the date of such award.

(4)	The methodology and assumptions used to calculate the grant date fair value of each named executive officer’s outstanding restricted stock unit and stock option grants for 2007 are described in Note 2, “Summary of Significant Accounting Policies,” beginning on page F-8, and Note 13, “Stock-Based Compensation,” beginning on page F-23 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(5)	Mr. Perkins joined the Company as its Chief Operating Officer on December 6, 2007. These restricted stock unit and option awards were made to Mr. Perkins under his employment agreement with the Company in connection with his appointment as our Chief Operating Officer.

(6)	Mr. Grubb’s sales incentive compensation plan with the Company provided for payment in 2007 of quarterly and annual incentive compensation equal to a percentage of new sales bookings by the Company’s sales team and was subject to achievement of certain minimum bookings targets and certain minimum annual revenue targets.

Additional Discussion of Material Items in Summary Compensation Table and Grant of Plan Based Awards Table — 2007

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded, and pursuant to which the awards set forth in the Grant of Plan Based Awards Table — 2007 were made, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of the Company’s compensation plans and arrangements is set forth below.

Employment Agreements of Named Executive Officers

Charles A. Jett, Jr. and Chris E. Perkins.  Mr. Jett, Chairman of the Board, Chief Executive Officer and President, and Mr. Perkins, Chief Operating Officer, have employment agreements with the Company. The term of Mr. Jett’s employment agreement is two years and the term of Mr. Perkins’s employment agreement is one year. The terms of the agreements automatically renew on a daily basis unless notice is given by the Company or by the executive to cease the automatic renewal.

Pursuant to the terms of the agreements, each of these executive officers is entitled to a base annual salary, subject to annual increase as recommended by the Compensation Committee, and is eligible for an annual targeted cash bonus equal to a percentage of annual salary. Target bonuses are paid if in the judgment of the Compensation Committee certain target levels of revenue and earnings are achieved and if certain other criteria are met. In addition, these executives are eligible for the same employee benefits, including health, life, disability, dental, and retirement benefits, as are available to all employees of the Company.

W. Randall Pittman and Grady O. Floyd.  Mr. Pittman, the Company’s former Chief Financial Officer and Treasurer, and Mr. Floyd, the Company’s former Chief Operating Officer, are parties to employment agreements with the Company. The term of Mr. Pittman’s employment agreement was one year, the term of Mr. Floyd’s employment agreement was 18 months, and the agreements otherwise contained terms with respect to salary, bonus and benefits similar to those set forth in the employment agreements of Messrs. Jett and Perkins. The employment agreements contain certain rights and obligations, including non-competition and confidentiality obligations on the part of the former executive and indemnification obligations on the part of the Company, that continued following the termination of the executive’s employment.

On February 20, 2008, the Company and Mr. Pittman entered into a Severance Agreement and General Release with respect to the termination of Mr. Pittman’s employment, which termination was effective March 31, 2008, and on January 14, 2008, the Company and Mr. Floyd entered into a Severance Agreement and General Release with respect to the termination of Mr. Floyd’s employment, which termination was effective December 31, 2007. The terms of these severance agreements are described in further detail under the heading “Potential Payments Upon Termination or Change in Control” below.

Robert W. Grubb.  The Company is party to a letter agreement with Mr. Grubb, dated September 11, 2006, regarding severance payments to be made to Mr. Grubb in the event that his employment is terminated other than for cause or as a result of a change in control of the Company. The terms of these severance arrangements are described in more detail under the heading “Potential Payments Upon Termination or Change in Control” below.

2005 Equity Incentive Plan

The Board of Directors adopted the Emageon Inc. 2005 Equity Incentive Plan in January 2005. The plan gives the Compensation Committee broad discretion to fashion the terms of awards to provide eligible participants with such equity-based incentives as the Compensation Committee deems appropriate. It permits the issuance of awards in a variety of forms, including non-qualified stock options and incentive stock options, restricted stock, restricted stock units, stock appreciation rights, and performance shares.

Cash Bonus Program

The Company utilizes a performance-based annual bonus program whereby the Committee approves a target bonus for each named executive officer (and certain other employees) as a percentage of base salary, with the bonus payable if the Company reaches certain financial performance metrics and the executive meets certain performance objectives. Additional detail regarding the program is set forth under the heading “Compensation Discussion and Analysis” above.

For 2007, the Compensation Committee established two performance metrics for this bonus plan: (i) $136 million in Company revenue, and (ii) earnings per share of $.24 (before acquisition-related charges). In addition, the Compensation Committee determined that the target cash incentive amount for which Mr. Jett would be eligible would be 63% of his base salary, and the target cash incentive amounts for which the Company’s other named executive officers would be eligible would be 45% of the executive’s base salary. One-half of the cash incentive amount would be payable to the named executive officer if the Company achieved the total revenue target, and one-half would be payable if the Company achieved the earnings per share target. No cash incentive would be paid in the event the Company’s performance fell below both the revenue target and the earnings per share target. The Company did not achieve either the revenue performance metric or the earnings per share target; thus, no non-equity cash incentive bonus payments were made to named executive officers for 2007.

For 2006, the Compensation Committee established two performance metrics for this bonus plan: (i) $122-125 million in Company revenue, and (ii) earnings per share of $.02 (before acquisition-related charges). In addition, the Compensation Committee determined that the target cash incentive amount for which Mr. Jett would be eligible would be 50% of his base salary, and the target cash incentive amounts for which the Company’s other named executive officers would be eligible would range from 33% to 40% of the executive’s base salary. One-half of the cash incentive amount would be payable to the named executive officer if the Company achieved the total revenue target, and one-half would be payable if the Company achieved the earnings per share target. No cash incentive would be paid in the event the Company’s performance fell below both the revenue target and the earnings per share target. The Company achieved the revenue performance metric, but did not achieve the earnings per share target; thus, non-equity cash incentive bonus payments were made to executives at 50% of target bonus range.

The amounts of the target bonuses for each named executive officer are set forth in the “Grants of Plan-Based Awards Table — 2007” above, and the actual cash bonus payments made to the named executive officers for 2006 and 2007 are set forth in the “Summary Compensation Table” above.

Sales Incentive Compensation Plan

The Company agreed to a sales incentive compensation plan with Mr. Grubb for 2006 and 2007 that provided for payment of quarterly and annual incentive compensation subject to achievement of certain minimum bookings, revenue and earnings per share targets.

Specifically, under Mr. Grubb’s 2007 and 2006 plans, he was entitled to receive a quarterly bonus if the Company’s sales team achieved a specified minimum bookings target for a quarter, and an annual bonus if the

Company’s sales team achieved a specified level of overall annual bookings. If minimum bookings did not reach the specified target for a particular quarter or year, Mr. Grubb would be entitled to receive a prorated portion of the quarterly or annual bonus amount, as applicable, based on the percentage of the minimum bookings target that was actually achieved (provided that in 2006 he was not entitled to any prorated bonus unless at least 75% of the minimum bookings target was actually achieved). In addition, in 2007 if annual bookings exceeded the specified annual bookings target, and in 2006 if quarterly bookings exceeded the specified quarterly bookings target (taking into account any bookings deficit in prior quarters), Mr. Grubb would be entitled to receive, in addition to the applicable bonus amount, a specified percentage (which, in each of 2007 and 2006 was less than 0.5%) of each dollar in excess of the bookings target.

In 2006, Mr. Grubb also was entitled to receive an additional bonus if the Company achieved a specified level of annual revenues, and an additional bonus if the Company achieved a specified level of earnings per share (before charges) for the fiscal year. If annual revenues or earnings per share did not reach the applicable target, Mr. Grubb would be entitled to receive a prorated portion of the applicable bonus amount; provided that he was not entitled to any prorated bonus unless at least 90% of the applicable target was actually achieved.

Sales bookings targets and annual revenue and earnings per share goals under Mr. Grubb’s sales incentive compensation plan were established by the Company’s senior management team. These targets and goals were established taking into account various factors, including management’s assessment of the probability of achieving higher levels of financial performance within the fiscal year and the Company’s confidential, internal operating plans and financial projections. The Company has not disclosed the specific targets and goals discussed above because it believes such disclosure would cause substantial competitive harm by, among other things, providing competitors and other third-parties with insight into certain of the Company’s non-public targeted financial metrics and sales level objectives as well as competitively sensitive aspects of its compensation practices for its key sales personnel. The targets and goals are, however, intended to be realistic and reasonable, but challenging, in order to drive increases in new sales bookings to create revenue growth. Overall, the Company believes that Mr. Grubb’s sales incentive compensation plan requires strong performance in order for him to receive a meaningful portion of the bonus payments for which it provides, and that his overall compensation is closely aligned with his and the Company’s relative performance.

Defined Contribution Benefit Plan

The Company has established a 401(k) plan for all eligible employees pursuant to Section 401(k) of the Internal Revenue Code. Prior to 2006, the Company made no contributions to this plan. Effective January 1, 2006, the Company began matching employee contributions to the plan at a rate of 50% of employee contributions up to a maximum of 3% of the employee’s annual salary. The Company’s aggregate contributions to the plan for all participating employees for the years ended December 31, 2007 and 2006 were $295,938 and $437,532, respectively.

Outstanding Equity Awards at Fiscal Year-End — 2007

The following table sets forth information on stock options and stock awards held by the named executive officers at December 31, 2007. The market value of the stock awards is based upon the closing market price for the Company’s common stock as of December 31, 2007, the last trading day in 2007, which was $4.03.

		Option Awards					Stock Awards
		Number of	Number of
		Securities	Securities				Number of		Market Value
		Underlying	Underlying				Shares or		of Shares or
		Unexercised	Unexercised	Option	Option		Units of Stock		Units of Stock
	Date of	Options	Options	Exercise	Expiration		That Have Not		That Have Not
Name	Award	Exercisable	Unexercisable	Price	Date		Vested		Vested

Charles A. Jett, Jr.	7/1/2000	148,187	0	$4.70	7/1/2010	(1)
	10/30/2000	57,152	0	$4.70	10/30/2010	(1)
	12/14/2001	78,000	0	$1.73	12/14/2011	(2)
	1/28/2003	9,538	0	$4.70	1/28/2013	(2)
	2/11/2004	54,483	0	$5.52	2/11/2014	(2)
	1/7/2005	30,820	30,820	$7.17	1/7/2015	(3)
	11/1/2005	52,083	47,917	$12.72	11/1/2015	(4)
	4/3/2006	39,833	55,767	$16.56	4/3/2016	(4)
	4/3/2006						6,202	(5)	$102,705
	2/26/2007	16,594	63,056	$12.46	2/26/2017	(6)
Chris E. Perkins	12/6/2007		120,000	$4.52	12/6/2017	(6)
	12/6/2007						30,000	(5)	$135,600
W. Randall Pittman(8)	11/1/2002	100,453	0	$4.70	11/1/2012	(7)
	2/11/2004	15,757	0	$5.52	2/11/2014	(2)
	1/7/2005	10,303	10,303	$7.17	1/7/2015	(3)
	11/1/2005	15,625	14,375	$12.72	11/1/2015	(4)
	4/3/2006	11,840	16,576	$16.56	4/3/2016	(4)
	4/3/2006						1,846	(5)	$30,570
	2/26/2007	5,208	19,792	$12.46	2/26/2017	(6)
Grady O. Floyd	4/3/2006	62,000	0	$16.56	4/3/2016	(9)
	2/26/2007	25,000	0	$12.46	3/30/2008	(9)
Robert W. Grubb	11/1/2002	54,305	0	$4.70	11/1/2012	(7)
	2/11/2004	4,848	0	$5.52	2/11/2014	(2)
	11/4/2004	12,120	0	$7.17	11/4/2014	(10)
	4/3/2006	31,250	43,750	$16.56	4/3/2016	(4)
	2/26/2007	5,208	19,792	$12.46	2/26/2017	(6)
	8/10/2007	2,083	22,917	$9.19	8/10/2017	(6)

(1)	These options vested in four equal annual installments commencing on the first anniversary of the date of the award.

(2)	These options vested in three approximately equal annual installments commencing on the first anniversary of the date of the award.

(3)	Fifty percent of these options vested in one installment on the second anniversary of the date of the award, with the balance vesting in two equal annual installments commencing one year after such anniversary.

(4)	Twenty-five percent of these options vested in one installment on the first anniversary of the date of the award, with the balance vesting in 36 approximately equal monthly installments commencing one month after such anniversary.

(5)	These restricted stock units vest in 48 approximately equal monthly installments commencing one month after the date of such award.

(6)	These options vest in 48 approximately equal monthly installments commencing one month after the date of such award.

(7)	These options vested in three approximately equal annual installments commencing November 1, 2002.

(8)	All options and restricted stock units held by Mr. Pittman became fully vested on March 31, 2008 under the Severance Agreement and General Release, dated February 20, 2008, between Mr. Pittman and the Company, and all such options will expire on June 29, 2008 in accordance with the terms of the option agreements pursuant to which they were granted.

(9)	These options became fully vested on December 31, 2007 under the Severance Agreement and General Release, dated January 14, 2008, between Mr. Floyd and the Company, and were forfeited on March 30, 2008 in accordance with the terms of the option agreements pursuant to which they were granted.

(10)	These options vested in three approximately equal annual installments commencing September 10, 2004.

Option Exercises and Stock Vested Table — 2007

The following table provides information, for the named executive officers, on stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares		Value
	Acquired on	Realized on	Acquired on		Realized on
Name	Exercise	Exercise	Vesting(1)		Vesting(3)

Charles A. Jett, Jr.	—	$—	2,652	(1)	$25,627
Chris E. Perkins	—	—	—		—
W. Randall Pittman	—	—	786	(1)	7,595
Grady O. Floyd	—	—	5,835	(2)	32,529
Robert W. Grubb	—	—	—		—

(1)	Represents restricted stock units granted on April 3, 2006 that vested during 2007. These restricted stock units vest in 48 approximately equal monthly installments.

(2)	Includes restricted stock units that became fully vested on December 31, 2007 pursuant to the Severance Agreement and General Release, dated January 14, 2008, between Mr. Floyd and the Company.

(3)	Amounts reflect the market value of the stock, as determined by the closing price per share on the NASDAQ Global Market, on the day the stock vested.

Payments Upon Termination or Change in Control

The Company is party to employment agreements with certain of its named executive officers. These employment agreements address, among other things, compensation and benefits that would be paid to each of the named executive officers if his employment is terminated for various reasons, including termination for cause or without cause, and termination in connection with a change in control of the Company.

Recently, the Company entered into severance agreements with two of its named executive officers, W. Randall Pittman and Grady O. Floyd. These severance agreements address, among other things, the compensation and benefits payable to each of these named executive officers in connection with the termination of his employment.

In addition, certain of the Company’s equity-based incentive plans and the award agreements under those plans call for compensation to be provided under certain circumstances in connection with the termination of a named executive officer’s employment or a change in control of the Company.

Potential Payments — Charles A. Jett, Jr., Chris E. Perkins and W. Randall Pittman

Assuming that a termination event or change in control had occurred on December 31, 2007, the value of potential payments and benefits payable to each of Messrs. Jett, Perkins and Pittman is set forth in the following tables. Additional information regarding these potential payments, as well as potential payments to certain of the Company’s other named executive officers in connection with a termination event or change in control, is provided following these tables.

Information regarding payments and benefits payable to Mr. Pittman in connection with a termination event or change in control is included in the following tables because he was an executive officer of the Company as of December 31, 2007. However, Mr. Pittman resigned his positions as Chief Financial Officer and Treasurer effective as of March 31, 2008. In connection with the termination of his employment, Mr. Pittman entered into a severance agreement pursuant to which he will receive the benefits provided for under the terms of his employment agreement with the Company in the event of a termination without “cause.” The terms of Mr. Pittman’s severance agreement are described in further detail under the heading “Severance Agreements” below.

The price per share of the Company’s common stock used for purposes of the following calculations is the closing market price on the NASDAQ Global Market as of December 31, 2007, the last trading day in 2007, which was $4.03. The tables exclude (i) amounts accrued through December 31, 2007 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2007, (ii) vested account balances in our contributory retirement plan that are generally available to all of the Company’s U.S. salaried employees, and (iii) any amounts to be provided under any arrangement that does not discriminate in scope, terms, or operation in favor of named executive officers and that is available generally to all salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination.

Charles A. Jett, Jr.

		Termination by
		Company without
	Termination by	Cause or by Named		Voluntary
	Company without	Executive Officer		Termination by
	Cause or by Named	with Good Reason		Named Executive
	Executive Officer	Following a Change		Officer Following a
Payment or Benefit	with Good Reason	in Control		Change in Control

Severance payment(s)(1)	$1,151,780	$1,151,780		$575,390
Continued healthcare and life insurance coverage(2)	21,846	21,846		10,923
Tax gross-up	—	541,233	(3)	—
Market value of stock options vesting on termination	179,400	179,400		179,400
Market value of restricted stock units vesting on termination	42,807	42,807		42,807

(1)	Represents Mr. Jett’s then-current base salary and maximum 2007 cash bonus (calculated as if all performance metrics had been achieved) multiplied by the applicable severance period under his employment agreement.

(2)	Represents the product of the Company’s monthly premium costs for such benefits multiplied by the applicable severance period under Mr. Jett’s employment agreement.

(3)	The amount shown is an estimate of the tax gross up payment payable to Mr. Jett. This amount is an estimate only, and is calculated using the full market value of restricted stock that would vest upon such a termination and the difference between the full market value and the exercise price of stock options that would vest upon such a termination. Under the IRS rules governing parachute payments, only a portion of this value would likely be considered a parachute payment; a lower parachute payment would result in a lower gross up payment. For purposes of this estimate, no value has been assigned to the restrictive covenants to which Mr. Jett would be subject under his employment agreement.

Chris E. Perkins

	Termination by
	Company without
	Cause or by Named
	Executive Officer		Change in
Name and Payment or Benefit	with Good Reason		Control

Severance payment(s)	$547,800	(1)	$—
Continued healthcare coverage	10,323	(2)	—
Tax gross-up	—		—
Market value of stock options vesting on termination or Change in Control	—		—
Market value of restricted stock units vesting on termination or Change in Control	120,900		120,900

(1)	Represents Mr. Perkins’ then-current base salary and maximum 2007 cash bonus (calculated as if all performance metrics had been achieved) multiplied by the applicable severance period under his employment agreement.

(2)	Represents the product of the Company’s monthly premium cost for such benefit multiplied by the applicable severance period under Mr. Perkins’ employment agreement.

W. Randall Pittman

Termination by Company without
Cause or by Named Executive
Name and Payment or Benefit	Officer with Good Reason

Severance payment(s)(1)	$369,750
Continued healthcare and life insurance coverage(2)	11,188
Tax gross-up	—
Market value of stock options vesting on termination	—
Market value of restricted stock units vesting on termination	12,723

(1)	Represents the named executive officer’s then-current base salary and maximum 2007 cash bonus (calculated as if all performance metrics had been achieved) multiplied by the applicable severance period under his employment agreement.

(2)	Represents the product of the Company’s monthly premium cost for such benefit multiplied by the applicable severance period under the named executive officer’s employment agreement.

Employment and Related Agreements

Charles A. Jett, Jr. and Chris E. Perkins.  The Company’s employment agreements with Messrs. Jett and Perkins address the rights and obligations of the Company in connection with the termination of the executive’s employment in different situations. Under each agreement:

•	Upon any termination of the executive’s employment, including if the executive’s employment is terminated by the Company for “cause” by the Company or the executive by reason of death or disability, by the executive without “good reason,” or by virtue of the expiration of the term of the agreement, the executive (or his estate or beneficiaries, as applicable) will be entitled to receive all compensation due to him under the agreement through his last day of employment.

•	If the executive terminates his employment for “good reason” or the Company terminates the executive’s employment other than for “cause,” death or disability, then the executive will be entitled to receive a lump sum payment that is equal to (i) his then-current monthly base salary plus one-twelfth of his target annual bonus (calculated as if all performance metrics had been achieved) multiplied by (ii) the number of months in the “severance period.” The severance period for Mr. Jett is equal to the greater of 12 months or the number of months remaining under the term of the employment agreement;

provided that the severance period in connection with a voluntary termination (i.e., for other than “good reason”) of his employment following a change in control is 12 months. The severance period for Mr. Perkins is equal to 12 months. In addition, the executive’s coverage under the Company’s health, dental, and life insurance plans would continue during the severance period, and his outstanding stock options and restricted stock units will become fully vested.

Each of the employment agreements provides for tax protection in the form of a gross up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control. Additionally, each of the employment agreements contains non-compete, non-solicitation, confidentiality and related provisions covering the term of employment and, post-termination, for the longer of the severance period or one year.

Under the employment agreements, the definition of “cause” includes (i) the willful and continued breach of duties by the executive, (ii) willfully engaging in illegal conduct or gross misconduct that is demonstrably and materially injurious to the Company, (iii) material breach by the executive of the employment agreement, (iv) breach by the executive of the non-solicitation, non-compete or confidentiality provisions in the employment agreement, and (v) conviction of a felony or serious misdemeanor involving moral turpitude, theft, or dishonesty.

Under the employment agreements, the definition of “good reason” includes (i) a material reduction in the executive’s duties or responsibilities, (ii) a reduction in the executive’s base salary or target bonus, (iii) the relocation of the executive’s office or the Company’s headquarters to a location more than 35 miles away from its present location, and (iv) material breach by the Company of the employment agreement. In addition, under Mr. Jett’s employment agreement, “good reason” includes the failure by the Company to maintain a benefit program that is material to the executive’s overall compensation, and Mr. Jett may terminate his employment for any reason during specified periods following a “change in control” of the Company.

Mr. Perkins’ Restricted Stock Unit Award Agreement and Stock Option Agreement also address the rights and obligations of the Company in connection with the termination of Mr. Perkins’ employment in different situations.

•	Under Mr. Perkins’ Restricted Stock Unit Award Agreement, if Mr. Perkins becomes disabled, his restricted stock units will become fully vested and nonforfeitable; if Mr. Perkins dies while actively employed by the Company, his employment is terminated by the Company for cause, or Mr. Perkins terminates his employment for other than good reason, then all unvested restricted stock units are forfeited; and if Mr. Perkins terminates his employment for good reason, or the Company terminates his employment other than for cause, death or disability, then his restricted stock units will become fully vested. In addition, upon a “change in control” (as defined in the Restricted Stock Unit Award Agreement) of the Company, all of Mr. Perkins’ restricted stock units will become fully vested and nonforfeitable.

•	Under Mr. Perkins’ Stock Option Agreement, if Mr. Perkins dies while actively employed by the Company, or if Mr. Perkins’ employment is terminated by reason of disability, the unvested portion of his stock options shall expire, and the vested portion shall be exercisable for a period of one year (or the remaining term of the stock option, if shorter); if the Company terminates Mr. Perkins’ employment for cause, then the stock options shall, whether vested or unvested, immediately terminate and cease to be exercisable; and if the Company terminates Mr. Perkins’ employment without cause, or Mr. Perkins terminates his employment voluntarily for any reason, the unvested portion of his stock options shall expire, and the vested portion shall be exercisable for a period of three months (or the remaining term of the stock option, if shorter). In addition, upon a “change in control” (as defined in the Stock Option Agreement) of the Company, all of Mr. Perkins’ stock options shall become vested and exercisable, and the Company may terminate the stock options if it gives Mr. Perkins 30 days’ prior written notice and the opportunity to, at the Company’s election, receive a cash payment equal to the difference between the fair market value and the exercise price of the vested portion of such stock option, or the right to exercise all vested portions of the stock option immediately prior to the effective date of the change in control. If Mr. Perkins’ options remain outstanding after a change in control of the Company, and his employment is terminated within 2 years after the change in control of the Company, then all vested stock options will remain exercisable for a period of one year after his termination (or the remaining term of the stock option, if shorter).

Robert W. Grubb.  The Company’s severance letter agreement with Mr. Grubb provides that if his employment is terminated for any reason other than for “cause,” or is terminated in connection with a change in control of the Company, Mr. Grubb will be entitled to receive a lump sum payment equal to six months of his then-current base salary. Assuming that Mr. Grubb’s employment was terminated on December 31, 2007, by the Company other than for cause or in connection with a change in control of the Company, Mr. Grubb would have been entitled to receive a payment of $92,500.

Under the severance letter agreement, “cause” is defined to include (i) insubordination, (ii) any act or omission that is, or is likely to be, injurious to the Company or its business reputation, (iii) dishonesty, fraud, malfeasance, gross negligence, or misconduct, (iv) failure to satisfactorily perform duties or follow the policies, procedures, and rules of the Company, and (v) arrest, indictment for, or conviction of, or entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude.

Severance Agreements

W. Randall Pittman and Grady O. Floyd.  Each of Mr. Pittman’s and Mr. Floyd’s employment agreements with the Company contain provisions relating to the rights and obligations of the Company in connection with the termination of his employment in different situations similar to those set forth in the employment agreements of Messrs. Jett and Perkins. Mr. Pittman resigned his positions as Chief Financial Officer and Treasurer effective as of March 31, 2008, and Mr. Floyd resigned his position as Chief Operating Officer of the Company effective as of December 6, 2007 (although he remained employed by the Company through December 31, 2007). In connection therewith, each of Mr. Pittman and Mr. Floyd entered into a Severance Agreement and General Release with the Company. Under the severance agreements, the former executive received all base salary accrued through the effective date of his termination (less all applicable statutory withholdings and deductions) and the following other benefits, which are the benefits provided for under the terms of his employment agreement with the Company in the event of a termination without “cause”:

W. Randall Pittman

Name and Payment or Benefit	Amount

Severance payment(1)	$382,500
Continued healthcare and life insurance coverage(2)	9,108

(1)	Represents (i) monthly base salary as of the date of termination plus one twelfth of his target annual bonus (calculated as if all performance metrics had been achieved) multiplied by (ii) 12 months.

(2)	Represents the product of the Company’s monthly premium cost for such benefit multiplied by 12 months.

Grady O. Floyd

Name and Payment or Benefit	Amount

Severance payment(1)	$554,625
Continued healthcare and life insurance coverage(2)	20,610

(1)	Represents (i) monthly base salary as of the date of termination plus one twelfth of his target annual bonus (calculated as if all performance metrics had been achieved) multiplied by (ii) 18 months.

(2)	Represents the product of the Company’s monthly premium cost for such benefit multiplied by 18 months.

In addition, under each severance agreement, all outstanding stock options and restricted stock units held by the former executive became fully vested as of the date of termination.

Under the severance agreements, the former executive also agreed to a general release of the Company for all claims through the date of the agreement, and the Company agreed to release the former executive from all claims based on his employment with the Company.

Change in Control and Termination Provisions of the Company’s Other Benefit Plans

2005 Equity Incentive Plan.  Under the terms of the Company’s 2005 Equity Incentive Plan, unless otherwise provided in a restricted stock unit, employment or other agreement, if one of the named executive officers becomes disabled, his restricted stock units will become fully vested and nonforfeitable, but if he dies while actively employed by the Company or his employment is terminated for any other reason, all unvested restricted stock units are forfeited.

Compensation of Directors

The following table sets forth the compensation earned by or awarded to each director who is not an employee of the Company and also served on the Company’s Board of Directors in 2007. Mr. Jett, the only employee director of the Company, receives no additional cash compensation for his service as a director. Information regarding the compensation awarded Mr. Jett for his service as an employee is shown under “Summary Compensation Table” in this Proxy Statement.

Non-Employee Director Compensation Table — 2007

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards(1)	Awards(2)(3)(4)	Compensation	Total

Arthur P. Beattie	$37,000	$—	$42,852	$—	$79,852
Roddy J.H. Clark	37,500	—	42,852	—	80,352
Douglas D. French	30,500	25,318	41,339	—	97,157
Fred C. Goad, Jr.	40,500	—	42,852	—	83,352
Mylle H. Mangum	34,000	—	42,852	—	76,852
John W. Thompson	32,000	—	42,852	—	74,852
Hugh H. Williamson, III	38,500	—	42,852	—	81,352

(1)	Represents the amount recognized by the Company as an expense in 2007 for financial reporting purposes pursuant to FAS 123R with respect to restricted stock awards, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Mr. French was granted 2,000 shares of restricted common stock at a price of $15.99 per share on October 16, 2006. These shares vested on October 16, 2007. The methodology and assumptions used to calculate the cost of outstanding restricted stock grants for 2007 are described in Note 2, “Summary of Significant Accounting Policies,” beginning on page F-8, and Note 13, “Stock-Based Compensation,” beginning on page F-23 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(2)	Represents the amount recognized by the Company as an expense in 2007 for financial reporting purposes pursuant to FAS 123R with respect to options, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Amounts include awards granted in and prior to 2007. The methodology and assumptions used to calculate the cost of each director’s stock option grants for 2007 are described in Note 2, “Summary of Significant Accounting Policies,” beginning on page F-8, and Note 13, “Stock-Based Compensation,” beginning on page F-23 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. No stock option grants to the directors listed above were forfeited in 2007.

(3)	Each director other than Mr. Jett was granted options to purchase 7,500 shares of common stock at an exercise price of $7.93 per share on May 25, 2007. These options have a ten-year term and vest on the date of the 2008 annual meeting of stockholders. The grant date fair value of the options granted to each Director was $29,175. The methodology and assumptions used to calculate the cost of each director’s outstanding stock option grants for 2007 are described in Note 2, “Summary of Significant Accounting Policies,” beginning on page F-8, and Note 13, “Stock-Based Compensation,” beginning on page F-23 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(4)	Each director had the following unexercised options outstanding at December 31, 2007: Mr. Beattie, options to purchase 19,909 shares; Mr. Clark, options to purchase 19,424 shares; Mr. French, options to purchase 11,250 shares; Mr. Goad, options to purchase 19,909 shares; Mrs. Mangum, options to purchase 19,909 shares; Mr. Thompson, options to purchase 17,000 shares; and Mr. Williamson, options to purchase 17,000 shares.

Director Compensation

Directors of the Company receive both cash compensation and equity compensation.

Cash Compensation.  For the year ended December 31, 2007, and subsequent years, the Board has approved cash compensation to be paid non-employee directors as follows:

•	an annual retainer fee of $20,000;

•	a per meeting fee of $1,000;

•	a per committee meeting fee of $500; and

•	an annual retainer fee for committee chairmen of $5,000 for the Audit Committee and $3,000 for the Compensation and Governance Committees.

Equity Compensation.  Under the Company’s 2005 Non-Employee Director Stock Incentive Plan (the “Director Plan”), the Compensation Committee of the Board, or other committee designated by the Board, may grant to the group of non-employee directors a maximum of 500,000 shares of the Company’s common stock in the form of non-qualified stock options, stock appreciation rights, restricted stock, or restricted stock units. The Committee has the discretion to determine the terms and conditions of the awards, including the type, number of shares, duration, conditions of exercise, and consequences of a director’s termination of service or a change in control of the Company. The Committee may amend or terminate the Director Plan and may amend outstanding awards provided that no such amendment will adversely affect the rights and obligations of a non-employee director without his or her consent. All options are granted at the fair market value of the Company’s stock on the date of grant.

The Director Plan provides for an automatic award of stock options to each non-employee director each year on the day following the annual meeting of stockholders, and for the award of stock options to each person first elected as a director on a date other than the annual meeting date. The Director Plan also allows the administering committee to make discretionary grants to non-employee directors. For the year ended December 31, 2007, and subsequent years, the Board approved the automatic award to non-employee directors of an option for 7,500 shares of common stock on the day following the annual meeting of stockholders in 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following sets forth information regarding the Company’s equity compensation plans as of December 31, 2007:

# of Shares of Common
Stock Remaining
	Number of Shares of		Available for Future
	Common Stock to be	Weighted Average	Issuance Compensation
	Issued on Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column A)

Equity Compensation Plans Approved by Stockholders(1)	2,300,250	$9.34	2,494,844
Equity Compensation Plans Not Approved By Stockholders	—	—	—
Total	2,300,250	9.34	2,494,844

(1)	Each January 1st, beginning January 1, 2006 and ending January 1, 2009, the maximum number of shares available for issuance under the Company’s 2005 Equity Incentive Plan will automatically increase by the lesser of the number of shares subject to awards granted under the 2005 Equity Incentive Plan during the prior calendar year or 650,000 shares.

AUDIT-RELATED MATTERS

Report of the Audit Committee

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Audit Committee of the Board of Directors of the Company is currently composed of three members and acts under a written charter adopted and approved by the Board of Directors in January 2005, which is available on our website at www.emageon.com. The current members of the Audit Committee are Mr. Beattie (Chairman), Mr. French and Mr. Thompson. The current members of the Audit Committee are independent directors, as defined under the NASDAQ Marketplace Rules, and those independence requirements contemplated by Rule 10A-3 under the Exchange Act.

The Audit Committee is responsible for reviewing the Company’s financial reporting process, its systems of internal controls, the audit process and compliance with laws and regulations. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. The Audit Committee also has the authority and responsibility to select, evaluate and, when it deems it to be appropriate, replace the independent registered public accounting firm.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 Communications with Audit Committees, as amended.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 Independence

Discussions with Audit Committees, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

By the Audit Committee:

Arthur P. Beattie, Chairman
Douglas D. French
John W. Thompson

Fees Paid To Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed for the indicated services performed by Ernst & Young LLP during the years ended December 31, 2007 and 2006:

	2007	2006

Audit Fees	$1,280,099	$1,005,112
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,280,099	$1,005,112

Audit fees.  Audit fees consist of fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of our annual consolidated financial statements and the review of interim consolidated financial statements included in our quarterly reports on Form 10-Q.

Audit related fees.  Audit related fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but not reported under “Audit fees”.

Tax fees and all other fees.  There were no fees billed by Ernst & Young LLP for tax or other services in 2006 and 2007.

Our Audit Committee has determined that all non-audit services provided by Ernst & Young LLP are compatible with maintaining Ernst & Young’s LLP audit independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, our Audit Committee must pre-approve all engagements of our independent registered public accounting firm. Any proposed services exceeding pre-approved cost parameters also require specific pre-approval. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full Committee in the event a need arises for specific pre-approval between Committee meetings.

OTHER INFORMATION

Date For Receipt Of Stockholder Proposals For 2009 Annual Meeting

In the event a stockholder desires to have a proposal considered for presentation at the 2009 Annual Meeting of Stockholders and included in the Company’s proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to the Secretary of the Company at the Company’s principal executive offices so that it is received no later than           , 2008. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

In addition, for any proposal or nomination for director that a stockholder wishes to present at the 2009 Annual Meeting, regardless of whether the stockholder is seeking to have such proposal included in the Company’s proxy statement, notice as required by the Company’s bylaws must be received by the Secretary of the Company at the Company’s principal executive offices no later than           , 2009; if such notice is not timely received, the matter or nomination will not be considered at the 2009 Annual Meeting. Notwithstanding the foregoing, if the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors on or before           , 2009, a stockholder’s notice of a nomination for director at the 2009 Annual Meeting will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Form 10-K for 2007

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 7, 2008 and amended on April 29, 2008, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Stockholders may also obtain a copy of the Form 10-K and any of our other SEC reports free of charge from the SEC website at www.sec.gov or from our website at www.emageon.com, or by writing to the Company at 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242. The 2007 Annual Report on Form 10-K and information contained on our website, other than this Proxy Statement, are not considered proxy solicitation material and are not incorporated by reference herein.

OTHER MATTERS

The Company and its Board know of no other matters that will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is the intention of the proxy holders to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other business is expressly granted by the completion of the enclosed proxy card or voting instruction form. The proxy holders shall vote in their discretion on any procedural matters that may come before the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

John W. Wilhoite
Corporate Secretary

Birmingham, Alabama
          , 2008

APPENDIX A

INFORMATION CONCERNING PERSONS WHO ARE PARTICIPANTS
IN THE COMPANY’S SOLICITATION OF PROXIES

General Information Regarding Participants

The Company’s directors, director nominees and certain of its officers and employees are, under SEC rules, considered to be “participants” in our solicitation of proxies from stockholders in connection with the Annual Meeting. Each such participant, along with his or her business address, principal occupation, the name and principal business and address of each corporation or organization in which such occupation is carried out, and the number of equity securities of the Company that he or she beneficially owns, is listed in the following table.

			Shares of
			Common Stock
Name	Occupation Information	Address Information	Owned(1)(2)

Directors and Nominees(3)
Arthur P. Beattie	Director — Emageon Inc. Executive Vice President, Chief Financial Officer and Treasurer, Alabama Power Company	1200 Corporate Drive, Suite 200 Birmingham, Alabama 35242	14,409
Roddy J.H. Clark	Director — Emageon Inc. Managing Partner, Redmont Venture Partners, Inc.	1200 Corporate Drive, Suite 200 Birmingham, Alabama 35242	13,924
Douglas D. French	Director — Emageon Inc. Managing Director, Sante Health Ventures	1200 Corporate Drive, Suite 200 Birmingham, Alabama 35242	5,750
Fred C. Goad, Jr.	Director — Emageon Inc. Partner, Voyent Partners LLC	1200 Corporate Drive, Suite 200 Birmingham, Alabama 35242	14,409
Charles A. Jett, Jr.	Chairman, Chief Executive Officer and President, Emageon Inc.	1200 Corporate Drive, Suite 200 Birmingham, Alabama 35242	601,630
Mylle H. Mangum	Director — Emageon Inc. Chairman and Chief Executive Officer, IBT Enterprises, LLC	1200 Corporate Drive, Suite 200 Birmingham, Alabama 35242	14,409
John W. Thompson	Director — Emageon Inc. President of Thompson Investment Management, LLC	1200 Corporate Drive, Suite 200 Birmingham, Alabama 35242	129,853	(4)
Hugh H. Williamson, III	Director — Emageon Inc. Chairman of the Board and Chief Executive Officer, XeDAR Corporation	1200 Corporate Drive, Suite 200 Birmingham, Alabama 35242	19,060
Officers and Employees
John W. Wilhoite	Chief Financial Officer, Treasurer and Secretary, Emageon Inc.	1200 Corporate Drive, Suite 200 Birmingham, Alabama 35242	21,870
Chris E. Perkins	Chief Operating Officer, Emageon Inc.	1200 Corporate Drive, Suite 200 Birmingham, Alabama 35242	18,123
W. Todd Carlisle	General Counsel — Emageon Inc. Shareholder, Sirote & Permutt, P.C.	1200 Corporate Drive, Suite 200 Birmingham, Alabama 35242	—

(1)	Includes, for the respective beneficial owner, beneficial ownership of the following numbers of shares that may be acquired by such beneficial owner upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 31, 2008:

Beneficial Owner	Shares

Arthur P. Beattie	12,409
Roddy J.H. Clark	11,924
Douglas D. French	3,750
Fred C. Goad, Jr.	12,409
Charles A. Jett, Jr.	537,010
Mylle H. Mangum	12,409
John W. Thompson	9,500
Hugh H. Williamson, III	9,500
Chris E. Perkins	18,123
John W. Wilhoite	21,870
W. Todd Carlisle	n/a

(2)	None of the participants owns any securities of the Company of record that he or she does not own beneficially, and none of the participants owns any securities of any subsidiary of the Company.

(3)	Additional information regarding the Company’s directors, including information regarding their principal occupations and share ownership in the Company, can be found under the heading “Proposal 1: Election of Directors” in the attached Proxy Statement.

(4)	Does not include shares held by the Marianna Thompson Trust, the beneficiary of which is Mr. Thompson’s former spouse, or shares held by two grantor retained annuity trusts, the beneficiaries of which are Mr. Thompson’s adult children. Mr. Thompson has no pecuniary interest in these trusts, and no voting or dispositive power with respect to the shares held by these trusts.

Information Regarding Certain Transactions in Company Securities by Participants

The following table sets forth information regarding purchases and sales during the past two years of shares of the Company’s common stock by each “participant” identified above. Except as set forth below or as otherwise disclosed in the attached Proxy Statement, none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is also set forth below.

		Number of
		Shares
		Acquired
Name	Date	(Disposed of)	Transaction Description

Arthur P. Beattie	May 26, 2006	7,500	Grant of Non-Employee Stock Options
	May 25, 2007	7,500	Grant of Non-Employee Stock Options

Roddy J.H. Clark	May 26, 2006	7,500	Grant of Non-Employee Stock Options
	May 25, 2007	7,500	Grant of Non-Employee Stock Options

Douglas D. French	October 16, 2006	2,000	Award of Restricted Stock
	October 16, 2006	3,750	Grant of Non-Employee Stock Options
	May 25, 2007	7,500	Grant of Non-Employee Stock Options

		Number of
		Shares
		Acquired
Name	Date	(Disposed of)	Transaction Description

Fred C. Goad, Jr.	May 26, 2006	7,500	Grant of Non-Employee Stock Options
	May 25, 2007	7,500	Grant of Non-Employee Stock Options
Charles A. Jett, Jr.	October 5, 2006	47,492	Exercise of Employee Stock Options
	February 19, 2007	(175,000)	See Note 1
	February 26, 2007	79,650	Grant of Employee Stock Options
	February 22, 2008	100,000	Grant of Employee Stock Options
	February 22, 2008	25,000	Award of Restricted Stock Units

Mylle H. Mangum	May 26, 2006	7,500	Grant of Non-Employee Stock Options
	May 25, 2007	7,500	Grant of Non-Employee Stock Options

Chris E. Perkins	December 6, 2007	120,000	Grant of Employee Stock Options
	December 6, 2007	30,000	Award of Restricted Stock Units
	February 22, 2008	90,000	Grant of Employee Stock Options
	February 22, 2008	22,500	Award of Restricted Stock Units

John W. Thompson	May 5, 2006	(10,000)	Sale of Common Stock
	May 26, 2006	7,500	Grant of Non-Employee Stock Options
	November 10, 2006	(20,000)	Sale of Common Stock
	November 10, 2006	(5,000)	Sale of Common Stock; see Note 2
	November 13, 2006	(20,000)	Sale of Common Stock
	November 13, 2006	(5,000)	Sale of Common Stock; see Note 2
	November 14, 2006	(25,000)	Sale of Common Stock
	November 14, 2006	(5,000)	Sale of Common Stock; see Note 2
	November 15, 2006	(35,000)	Sale of Common Stock
	November 16, 2006	(25,000)	Sale of Common Stock
	November 16, 2006	(6,100)	Bona Fide Gift
	November 17, 2006	(10,000)	Sale of Common Stock
	November 20, 2006	(25,000)	Sale of Common Stock
	November 21, 2006	(25,000)	Sale of Common Stock
	November 22, 2006	(10,000)	Sale of Common Stock
	November 24, 2006	(5,000)	Sale of Common Stock
	November 27, 2006	(25,000)	Sale of Common Stock
	November 28, 2006	(4,300)	Sale of Common Stock
	November 29, 2006	(29,400)	Sale of Common Stock
	May 25, 2007	7,500	Grant of Non-Employee Stock Options

Hugh H. Williamson, III	May 26, 2006	7,500	Grant of Non-Employee Stock Options
	November 10, 2006	(10,000)	Sale of Common Stock
	November 13, 2006	(45,000)	Sale of Common Stock
	November 14, 2006	(30,000)	Sale of Common Stock
	November 15, 2006	(53,544)	Sale of Common Stock
	May 25, 2007	7,500	Grant of Non-Employee Stock Options

		Number of
		Shares
		Acquired
Name	Date	(Disposed of)	Transaction Description

John W. Wilhoite	February 26, 2007	3,000	Award of Restricted Stock
	August 10, 2007	25,000	Award of Stock Options
	February 22, 2008	50,000	Award of Stock Options

W. Todd Carlisle	n/a	n/a	n/a

(1)	Pursuant to settlement of a prepaid variable forward contract entered into by Mr. Jett with an unaffiliated third party on December 15, 2005.

(2)	Sales by the Marianna Thompson Trust for the benefit of Mr. Thompson’s spouse.

Miscellaneous Information Regarding Participants

Except as described in this Appendix A or the attached Proxy Statement, to the best of our knowledge (i) none of the participants identified above is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, and (ii) no “associate” of any of the participants identified above beneficially owns, directly or indirectly, any shares or other securities of the Company.

Except as described in this Appendix A or the attached Proxy Statement, to the best of our knowledge, none of the participants identified above nor any of their associates (i) has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000, or (ii) has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Appendix A or the attached Proxy Statement, none of the participants identified above has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the Annual Meeting.

PRELIMINARY COPY — SUBJECT TO COMPLETION
EMAGEON INC. WHITE PROXY CARD THIS PROXY IS SOLICITED ON BEHALF OF THE EMAGEON INC. BOARD OF DIRECTORS
The undersigned stockholder of Emageon Inc. (“Emageon”) hereby appoints Charles A. Jett, Jr. and John W. Wilhoite and each of them individually, with full power of substitution, as Proxies of the undersigned, and hereby authorizes them to represent and to vote and act for the undersigned, at the Annual Meeting of Stockholders of Emageon to be held on Monday, June 23, 2008 at 11:00 a.m. Central Daylight Time at the offices of Emageon, 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242, and at any adjournment or postponement thereof, according to the number of votes which the undersigned is now, or may then be, entitled to cast. This proxy revokes all prior proxies given by the undersigned with respect to the matters covered hereby. The undersigned acknowledges receipt of the Proxy Statement dated ___, 2008 and the related Notice of Annual Meeting of Stockholders. The Board of Directors recommends that you vote FOR the following proposals.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF EMAGEON INC. June 23, 2008 WHITE PROXY CARD Please date, sign and mail your proxy card in the envelope provided as soon as possible. ?Please detach along perforated line and mail in the envelope provided.?
| | | | | THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES AND “FOR” THE FOLLOWING PROPOSAL. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE —
| | | | |
1. Election of Directors: NOMINEES: 2. Proposal to FOR AGAINST ABSTAIN FOR ALL NOMINEES ? Arthur P. Beattie ratify the WITHHOLD AUTHORITY ? Fred C. Goad, Jr. appointment of FOR ALL NOMINEES ? Charles A. Jett, Ernst & Young LLP FOR ALL EXCEPT Jr. as the Company’s (See instructions below) independent accounting firm for the current fiscal year —— —
3. In the discretion of the Proxies on any other matter that may properly come before the Meeting or any adjournment(s) or postponement(s) thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal One and Proposal Two and at the discretion of the proxy holders as to any other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ? —
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. —
Signature of Stockholder Date: Signature of Stockholder Date:
Title: Title:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.